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Management 's Report

To the Shareholders of TransAlta Corporation

The Consolidated Financial Statements and other financial information included in this annual report have been prepared by management. It is management's responsibility to ensure that sound judgment, appropriate accounting principles and methods, and reasonable estimates have been used to prepare this information. They also ensure that all information presented is consistent.

Management is also responsible for establishing and maintaining internal controls and procedures over the financial reporting process. The internal control system includes an internal audit function and an established business conduct policy that applies to all employees. In addition, the Corporation has a code of conduct that applies to all employees and is signed annually. The code of conduct can be viewed on TransAlta's website (www.transalta.com). Management believes the system of internal controls, review procedures, and established policies provide reasonable assurance as to the reliability and relevance of financial reports. Management also believes that TransAlta's operations are conducted in conformity with the law and with a high standard of business conduct.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board carried out its responsibility principally through its Audit and Risk Committee. The Committee, which consists solely of independent directors, reviews the financial statements and annual report and recommends them to the Board for approval. The Committee meets with management, internal auditors, and external auditors to discuss internal controls, auditing matters, and financial reporting issues. Internal and external auditors have full and unrestricted access to the Audit and Risk Committee. The Committee also recommends the firm of external auditors to be appointed by the shareholders.

STEPHEN G. SNYDER President & Chief Executive Officer	BRIAN BURDEN Executive Vice-President & Chief Financial Officer

March 4, 2009

66     TransAlta Corporation    Annual Report 2008

Management 's Annual Report on
Internal Control over Financial Reporting

To the Shareholders of TransAlta Corporation

The following report is provided by management in respect of TransAlta Corporation's internal control over financial reporting (as defined in Rules 13a-15f and 15d-15f under the United States Securities Exchange Act of 1934).

TransAlta's management is responsible for establishing and maintaining adequate internal control over financial reporting for TransAlta.

Management has used the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") framework to evaluate the effectiveness of TransAlta Corporation's internal control over financial reporting. Management believes that the COSO framework is a suitable framework for its evaluation of TransAlta Corporation's internal control over financial reporting because it is free from bias, permits reasonably consistent qualitative and quantitative measurements of TransAlta Corporation's internal controls, is sufficiently complete so that those relevant factors that would alter a conclusion about the effectiveness of TransAlta Corporation's internal controls are not omitted, and is relevant to an evaluation of internal control over financial reporting.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper overrides. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design safeguards into the process to reduce, though not eliminate, this risk.

TransAlta Corporation's Consolidated Financial Statements include the accounts of the Sheerness, CE Generation, Wailuku, and Genesee 3 joint ventures via proportionate consolidation in accordance with Canadian GAAP. Management does not have the contractual ability to assess the internal controls of these joint ventures. Once the financial information is obtained from the joint ventures it falls within the scope of TransAlta Corporation's internal controls framework. Management's conclusion regarding the effectiveness of internal controls does not extend to the internal controls at the transactional level of the joint ventures. The 2008 Consolidated Financial Statements of TransAlta Corporation included $1,680 million and $747 million of total and net assets, respectively, as of Dec. 31, 2008, and $481 million and $53 million of revenues and net earnings, respectively, for the year then ended related to these joint ventures.

Management has assessed the effectiveness of TransAlta Corporation's internal control over financial reporting, as at Dec. 31, 2008, and has concluded that such internal control over financial reporting is effective.

Ernst & Young LLP, who has audited the Consolidated Financial Statements of TransAlta Corporation for the year ended Dec. 31, 2008, has also issued a report on internal control over financial reporting under Auditing Standard No. 5 of the Public Company Accounting Oversight Board (United States). This report is located on Page 68 of this Annual Report.

STEPHEN G. SNYDER President & Chief Executive Officer	BRIAN BURDEN Executive Vice-President & Chief Financial Officer

March 4, 2009

2008 Consolidated Financial Statements     67

 Independent Auditors' Report on Internal Controls Under Standards
of the Public Company Accounting Oversight Board (United States)

To the Shareholders of TransAlta Corporation

We have audited TransAlta Corporation's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Corporation's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A corporation's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the corporation's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management's Annual Report on Internal Control over Financial Reporting, management's assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of the CE Generation, Sheerness, Wailuku, and Genesee 3 joint ventures, which is included in the 2008 consolidated financial statements of the Corporation and constituted $1,680 million and $747 million of total and net assets, respectively, as of December 31, 2008, and $481 million and $53 million of revenues and net earnings, respectively, for the year then ended. Our audit of internal control over financial reporting of the Corporation did not include an evaluation of the internal control over financial reporting of the CE Generation, Sheerness, Wailuku, and Genesee 3 joint ventures.

In our opinion, TransAlta Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of TransAlta Corporation as of December 31, 2008 and 2007 and the related consolidated statements of earnings and retained earnings, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 4, 2009, expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Chartered Accountants

Calgary, Canada
March 4, 2009

68     TransAlta Corporation    Annual Report 2008

Independent Auditors' Report
on Financial Statements

To the Shareholders of TransAlta Corporation

We have audited the consolidated balance sheets of TransAlta Corporation as at December 31, 2008 and 2007 and the consolidated statements of earnings and retained earnings, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation as at December 31, 2008 and 2007 and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with Canadian generally accepted accounting principles.

As discussed in Note 2(B) to the consolidated financial statements, in 2007 the Corporation changed its method of accounting for comprehensive income, financial instruments, hedges, and inventories.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2009 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Chartered Accountants

Calgary, Canada
March 4, 2009

2008 Consolidated Financial Statements     69

 Consolidated Statements of Earnings
and Retained Earnings

Year ended Dec. 31 (in millions of Canadian dollars)	2008	2007	2006

Revenues	$3,110	$2,775	$2,677
Fuel and purchased power (Notes 1 and 3)	(1,493)	(1,231)	(1,186)

Gross margin	1,617	1,544	1,491

Operations, maintenance, and administration	637	577	581
Depreciation and amortization	428	406	410
Taxes, other than income taxes	19	20	21

Operating expenses	1,084	1,003	1,012

Mine closure charges (Note 3)	–	–	192
Asset impairment charges (Note 4)	–	–	130

Operating income	533	541	157

Foreign exchange (loss) gain (Note 7)	(12)	3	(1)
Gain on sale of equipment (Note 16)	5	16	–
Net interest expense (Notes 7 and 21)	(110)	(133)	(168)
Equity loss (Notes 13 and 27)	(97)	(50)	(17)

Earnings (loss) before non-controlling interests and income taxes	319	377	(29)
Non-controlling interests (Note 5)	61	48	52

Earnings (loss) before income taxes	258	329	(81)
Income tax expense (recovery) (Note 6)	23	20	(126)

Net earnings	$235	$309	$45

Retained earnings
Opening balance	763	710	866

Common share dividends	(215)	(202)	(201)
Shares cancelled under NCIB (Note 25)	(95)	(54)	–

Closing balance	$688	$763	$710

Weighted average number of common shares outstanding in the period	199	202	201

Net earnings per share, basic and diluted (Note 24)	$1.18	$1.53	$0.22

See accompanying notes.

70     TransAlta Corporation    Annual Report 2008

Consolidated Balance Sheets

Dec. 31 (in millions of Canadian dollars)	2008	2007

Assets	(Restated, Note 2)
Current assets
Cash and cash equivalents (Note 7)	$50	$51
Accounts receivable (Notes 7, 8, and 31)	542	546
Prepaid expenses	6	9
Risk management assets (Notes 7, 9, and 10)	200	93
Future income tax assets (Note 6)	3	40
Income taxes receivable	61	49
Inventory (Note 11)	51	30

	913	818

Restricted cash (Notes 7 and 12)	–	242
Investments (Note 13)	–	125
Long-term receivables (Notes 6 and 14)	14	6
Property, plant, and equipment (Note 15)
Cost	9,919	8,593
Accumulated depreciation	(3,898)	(3,476)

	6,021	5,117
Assets held for sale, net (Note 16)	–	29
Goodwill (Notes 17 and 32)	142	125
Intangible assets (Note 18)	213	209
Future income tax assets (Note 6)	248	303
Risk management assets (Notes 7, 9, and 10)	221	122
Other assets (Note 19)	43	61

Total assets	$7,815	$7,157

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt (Notes 7 and 20)	$443	$651
Accounts payable and accrued liabilities (Note 7)	682	473
Risk management liabilities (Notes 7, 9, and 10)	148	105
Income taxes payable	15	17
Future income tax liabilities (Note 6)	14	12
Dividends payable	52	49
Current portion of long-term debt – recourse (Notes 7 and 21)	211	122
Current portion of long-term debt – non-recourse (Notes 7 and 21)	33	32
Current portion of asset retirement obligations (Note 22)	45	43

	1,643	1,504

Long-term debt – recourse (Notes 7 and 21)	1,889	1,474
Long-term debt – non-recourse (Notes 7 and 21)	232	209
Asset retirement obligation (Note 22)	252	233
Deferred credits and other long-term liabilities (Note 23)	122	101
Future income tax liabilities (Note 6)	596	637
Risk management liabilities (Notes 7, 9, and 10)	102	204
Non-controlling interests (Note 5)	469	496
Common shareholders' equity
Common shares (Notes 24 and 25)	1,761	1,781
Retained earnings (Note 25)	688	763
Accumulated other comprehensive income (loss) (Note 25)	61	(245)

Total shareholders' equity	2,510	2,299

Total liabilities and shareholders' equity	$7,815	$7,157

Contingencies (Notes 29 and 31)
Commitments (Notes 9 and 30)

Subsequent events (Note 36)

On behalf of the Board:

See accompanying notes.	DONNA SOBLE KAUFMAN Director	WILLIAM D. ANDERSON Director

2008 Consolidated Financial Statements     71

 Consolidated Statements of
Comprehensive Income

Year ended Dec. 31 (in millions of Canadian dollars)	2008	2007	2006

Net earnings	$235	$309	$45
Other comprehensive income (loss)
Gains (losses) on translating net assets of self-sustaining foreign operations	342	(196)	4
(Losses) gains on financial instruments designated as hedges of self-sustaining foreign operations	(356)	240	(2)
Tax (recovery) expense	(61)	25	–

(Losses) gains on financial instruments designated as hedges of self-sustaining foreign operations	(295)	215	(2)

Gains on translation of self-sustaining foreign operations	47	19	2

Gains (losses) on derivatives designated as cash flow hedges	327	(57)	–
Tax expense (recovery)	129	(16)	–

Gains (losses) on derivatives designated as cash flow hedges	198	(41)	–

Deferred foreign exchange losses on translating net assets of self-sustaining foreign operations transferred to net earnings in the current period (Note 27)	(147)	–	–
Deferred gains on financial instruments designated as hedges of self-sustaining foreign operations transferred to net earnings in the current period (Note 27)	148	–	–
Tax expense	9	–	–

Loss on sale of Mexico reclassified to statement of earnings	(8)	–	–

Derivatives designated as cash flow hedges in prior periods transferred to balance sheet in the current period	8	1	–
Derivatives designated as cash flow hedges in prior periods transferred to net earnings in the current period	91	25	–
Tax expense	30	7	–

Reclassification of derivatives designated as cash flow hedges	69	19	–

Other comprehensive income (loss)	306	(3)	2

Comprehensive income	$541	$306	$47

See accompanying notes.

72     TransAlta Corporation    Annual Report 2008

Consolidated Statements
of Cash Flows

Year ended Dec. 31 (in millions of Canadian dollars)	2008	2007	2006

Operating activities
Net earnings	$235	$309	$45
Depreciation and amortization (Note 32)	451	415	438
Gain on sale of equipment (Note 16)	(5)	(16)	–
Non-controlling interests (Note 5)	61	48	52
Asset retirement obligation accretion (Note 22)	22	24	22
Asset retirement costs settled (Note 22)	(37)	(38)	(29)
Future income taxes (recovered) (Note 6)	1	(34)	(164)
Unrealized losses (gains) from risk management activities	12	26	(32)
Unrealized foreign exchange (gain) loss	(5)	(3)	1
Mine closure charges (Note 3)	–	–	192
Asset impairment charges (Note 4)	–	–	130
Equity loss (Notes 13 and 27)	97	50	17
Other non-cash items	(4)	–	7

	828	781	679
Change in non-cash operating working capital balances	210	66	(189)

Cash flow from operating activities	1,038	847	490

Investing activities
Additions to property, plant, and equipment	(1,006)	(599)	(224)
Proceeds on sale of property, plant, and equipment	30	47	29
Proceeds on sale of equity investment (Notes 13 and 27)	332	–	–
Equity investment (Notes 13 and 27)	–	(20)	226
Restricted cash (Note 12)	248	57	(333)
Income tax receivable (Notes 6 and 14)	(8)	–	–
Realized gains on financial instruments	52	107	54
Loan to equity investment	(245)	–	–
Other (Note 27)	16	(2)	(13)

Cash flow used in investing activities	(581)	(410)	(261)

Financing activities
(Decrease) increase in short-term debt	(243)	289	348
Issuance of long-term debt (Note 21)	502	30	–
Repayment of long-term debt (Note 21)	(308)	(252)	(397)
Dividends paid on common shares	(212)	(205)	(134)
Redemption of preferred securities	–	(175)	–
Funds paid to repurchase common shares under NCIB (Note 25)	(130)	(75)	–
Net proceeds on issuance of common shares (Note 24)	15	20	13
Decrease in advances to TransAlta Power	–	6	1
Realized gains on financial instruments	12	–	–
Distributions to subsidiaries' non-controlling interests	(98)	(87)	(74)
Other	(5)	5	–

Cash flow used in financing activities	(467)	(444)	(243)

Cash flow used in operating, investing, and financing activities	(10)	(7)	(14)
Effect of translation on foreign currency cash	9	(8)	1

Decrease in cash and cash equivalents	(1)	(15)	(13)
Cash and cash equivalents, beginning of year	51	66	79

Cash and cash equivalents, end of year	$50	$51	$66

Cash taxes paid	$47	$75	$36
Cash interest paid	$106	$142	$181

See accompanying notes.

2008 Consolidated Financial Statements     73

 Notes to the Consolidated
Financial Statements

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.  Summary of Significant Accounting Policies

A.   Description of the Business

TransAlta Corporation ("TransAlta" or "the Corporation"), was incorporated under the Canada Business Corporations Act in March 1985. The Corporation became a public company in December 1992 after TransAlta Utilities Corporation ("TAU") became a subsidiary. The Corporation has two reportable segments that are supported by a corporate group that provides finance, treasury, tax, legal, environmental health and safety, sustainable development, corporate communications, government relations, information technology, human resources, internal audit, and other administrative support.

The two reportable segments of the Corporation are as follows:

I.   Generation

The Generation segment owns coal, gas, wind, geothermal and hydro plants in Canada, the United States, and Australia. It generates its revenues from the sale of electricity, steam, gas, and ancillary services.

II.   Commercial Operations & Development ("COD")

The COD segment derives revenues from the wholesale trading of electricity and other energy-related commodities and derivatives not supported by TransAlta-owned generation assets. COD also utilizes contracts of various durations for the forward sales of electricity and purchases of natural gas and transmission capacity to effectively manage available generating capacity and fuel and transmission needs on behalf of Generation.

B.   Consolidation

These consolidated financial statements have been prepared by management in accordance with Canadian Generally Accepted Accounting Principles ("Canadian GAAP").

The consolidated financial statements include the accounts of TransAlta, all subsidiaries, and the proportionate share of the accounts of joint ventures and jointly controlled corporations.

C.   Use of Estimates

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. These estimates are subject to uncertainty. Actual results could differ from those estimates due to factors such as fluctuations in interest rates, currency exchange rates, inflation levels and commodity prices, changes in economic conditions and legislative and regulatory changes (Notes 7, 9, 10, 15, 17, 18, 21, 22, 29, 33, and 34).

D.   Revenue Recognition

The majority of the Corporation's revenues are derived from the sale of physical power and from energy marketing and trading activities. Revenues under long-term electricity and thermal sales contracts generally include one or more of the following components: fixed capacity payments for being available, energy payments for generation of electricity, availability payments or penalties for exceeding or not meeting availability targets, excess energy payments for power generation above committed capacity, and ancillary services. Each is recognized upon output, delivery, or satisfaction of specific targets, all as specified by contractual terms. Revenues from non-contracted capacity are comprised of energy payments for each megawatt hour ("MWh") produced at market prices, and are recognized upon delivery.

Trading activities use derivatives such as physical and financial swaps, forward sales contracts and futures contracts and options, which are used to earn trading revenues and to gain market information. These derivatives are accounted for using fair value accounting and are presented on a net basis in the statements of earnings. The initial recognition of fair value and subsequent changes in fair value affect reported earnings in the period the change occurs. The fair values of those instruments that remain open at the balance sheet date represent unrealized gains or losses and are presented on the balance sheets as risk management assets or liabilities.

The majority of derivatives traded by the Corporation have quoted market prices or over-the-counter quotes. However, some derivatives are not traded on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives have been determined using valuation techniques or models.

E.   Inventory

The majority of cost of goods sold as recorded on the statements of earnings reflects the cost of inventory consumed in the generation of electricity. All inventory is carried at the lower of cost and net realizable value and cost is determined using the weighted average cost method.

74     TransAlta Corporation    Annual Report 2008

The cost of internally produced coal inventory is determined using absorption costing which is defined as the sum of all applicable expenditures and charges directly incurred in bringing inventory to its existing condition and location. Available coal inventory tends to increase during the second and third quarters as a result of favourable weather conditions. Due to the limited amount of processing steps incurred in mining coal and preparing it for consumption and the relatively low value on a per-unit basis, management does not distinguish between work in process and coal available for consumption.

The cost of natural gas inventory is determined using absorption costing which includes all applicable expenditures and charges incurred in bringing inventory to its existing condition and location.

F.   Property, Plant, and Equipment

The Corporation's investment in property, plant, and equipment ("PP&E") is stated at original cost at the time of construction, purchase, or acquisition. Original cost includes items such as materials, labour, interest, and other appropriately allocated costs. As costs are expended for new construction, these costs are capitalized as PP&E on the consolidated balance sheets and are subject to depreciation upon commencement of commercial operations. The cost of routine maintenance and repairs, such as inspections and corrosion removal, and the replacement of minor parts, are charged to expense as incurred. Certain expenditures relating to replacement of components incurred during major maintenance are capitalized and amortized over the estimated benefit period of such expenditures. A component is a tangible portion of the asset that can be separately identified as an asset and depreciated over its own expected useful life, and is expected to provide a benefit of greater than one year.

The estimate of the useful life of PP&E is based on current facts and past experience, and takes into consideration existing long-term sales agreements and contracts, current and forecasted demand, and the potential for technological obsolescence. The useful life is used to estimate the rate at which the PP&E is depreciated or amortized. These estimates are subject to revision in future periods based on new or additional information. Depreciation and amortization are calculated using straight-line and unit-of-production methods. Coal rights are amortized on a unit-of-production basis, based on the estimated mine reserves.

Deferred project development costs include external, direct, and incremental costs that are necessary for completing an acquisition or construction project. These costs are included in operating expenses until construction of a plant or acquisition of an investment is likely to occur, there is reason to believe that future costs are recoverable, and that efforts will result in future value to the Corporation, at which time the future costs are included in PP&E or investments. The appropriateness of the carrying value of these costs is evaluated each reporting period, and unrecoverable amounts of capitalized costs for projects no longer probable of occurring are charged to expense.

TransAlta capitalizes interest on capital invested in projects under construction. Upon commencement of commercial operations, capitalized interest, as a portion of the total cost of the plant, is amortized over the estimated useful life of the plant.

On an annual basis, and when indicators of impairment exist, TransAlta determines whether the net carrying amount of PP&E is recoverable from future undiscounted cash flows. Factors that could indicate an impairment exists, include significant underperformance relative to historical or projected future operating results, significant changes in the manner or use of the assets, significant negative industry or economic trends, or a change in the strategy for the Corporation's overall business. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events occur over a period of time leading to an indication that an asset may be impaired. This can be further complicated where TransAlta is not the operator of the facility. Events can occur in these situations that may not be known until a date subsequent to their occurrence.

The Corporation's businesses, the market and business environment are routinely monitored, and judgments and assessments are made to determine whether an event has occurred that indicates possible impairment. If such an event has occurred, an estimate is made of future undiscounted cash flows from the PP&E. If the total of the undiscounted future cash flows, excluding financing charges with the exception of plants that have specifically dedicated debt, is less than the carrying amount of the PP&E, an asset impairment must be recognized in the financial statements. The amount of the impairment charge to be recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset. Fair value is the amount at which an item could be bought or sold in a current transaction between willing parties, and is normally estimated by calculating the present value of expected future cash flows related to the asset.

G.   Goodwill

Goodwill is the cost of an acquisition less the fair value of the identifiable net assets of an acquired business. Goodwill is not subject to amortization, but instead is tested for impairment at least annually, or more frequently if an analysis of events and circumstances indicate that a possible impairment may exist. These events could include a significant change in financial position of the reporting unit to which the goodwill relates or significant negative industry or economic trends. To test for impairment, the fair value of the reporting units to which the goodwill relates is compared to the carrying values of the reporting units. The Corporation determined that the fair values of the reporting units, exceeded their carrying values as at Dec. 31, 2008 and 2007.

H.   Intangible Assets

Intangible assets consist of power sale contracts, with rates higher than market rates at the date of acquisition, primarily acquired in the purchase of CE Generation LLC ("CE Gen"), a jointly controlled enterprise (Note 35). Sale contracts are valued at cost and are amortized on a straight-line basis over the remaining applicable contract period, which ranges from one to 24 years.

I.   Asset Retirement Obligations ("ARO")

The Corporation recognizes ARO in the period in which they are incurred if a reasonable estimate of a fair value can be determined. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The ARO liability is accrued over the estimated time period until settlement of the obligation and the asset is depreciated over the estimated useful life of the asset. Reclamation costs for mining assets are recognized on a unit-of-production basis.

TransAlta has recorded an ARO for all generating facilities for which it is legally required to remove the facilities at the end of their useful lives and restore the plant and mine sites to their original condition. For some hydro facilities, the Corporation is required to remove the generating equipment, but is not legally required to remove the structures. TransAlta has recognized legal obligations arising from government legislation, written agreements between entities, and case law. The asset retirement liabilities are recognized when the ARO is incurred. Asset retirement liabilities for coal mines are incurred over time, as new areas are mined, and a portion of the liability is settled over time as areas are reclaimed prior to final pit reclamation.

2008 Notes to the Consolidated Financial Statements     75

For active mines, accretion expense is included in fuel and purchased power. However, as the Centralia coal mine is considered inactive, related accretion expense is included as part of depreciation expense. In 2006, $9 million was recorded in fuel expense related to accretion expense incurred at the Centralia coal mine.

J.   Investments

On Oct. 8, 2008, the Corporation successfully completed the sale of the Mexican business to InterGen Global Ventures B.V. ("InterGen") (Notes 13 and 27). Prior to the sale, the wholly owned subsidiaries that held TransAlta's interests in the Campeche and Chihuahua power plants were considered Variable Interest Entities ("VIEs") and were shown as equity investments.

Investments in shares of companies over which the Corporation exercises significant influence are accounted for using the equity method. Other investments are carried at cost. If there is other than a temporary decline in the value of an investment, it is written down to net realizable value. There are currently no such investments.

K.   Income Taxes

The Corporation uses the liability method of accounting for income taxes for its operations. Under the liability method, income taxes are recognized for the differences between financial statement carrying values and the respective income tax basis of assets and liabilities (temporary differences), and the carryforward of unused tax losses. Future income tax assets and liabilities are measured using income tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in earnings in the period the change is substantively enacted. Future income tax assets are evaluated annually and if realization is not considered 'more likely than not', a valuation allowance is provided.

TransAlta's income tax positions are based on research and interpretations of the income tax laws and rulings in each of the jurisdictions in which the Corporation operates. The Corporation's operations are complex, and the computation and provision for income taxes involves tax interpretations, regulations, and legislation that are continually changing and as such, further appeals and audits by taxation authorities may result. The outcome of some audits may change the tax liability of the Corporation. Management believes it has adequately provided for income taxes based on all information currently available.

L.   Employee Future Benefits

The Corporation accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions and other post-employment and post-retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on services and management's best estimate of expected plan investment performance, salary escalation, retirement ages of employees, and expected health care costs. The defined benefit pension plans are based on an employee's final average earnings and years of service. The expected return on plan assets is based on expected future capital market returns. The discount rate used to calculate the interest cost on the accrued benefit obligation is determined by reference to market interest rates at the balance sheet date on high-quality debt instruments with cash flows that match the timing and amount of expected benefit payments. Past service costs from plan amendments were amortized on a straight-line basis over the Estimated Average Remaining Service Life ("EARSL") of employees active at the date of amendment. The excess of the net cumulative unamortized actuarial gain or loss over 10 per cent of the greater of the accrued benefit obligation and the market value of plan assets is amortized over EARSL (Note 2). When the restructuring of a benefit plan gives rise to both a curtailment and settlement of obligations, the curtailment is accounted for prior to the settlement. Transition obligations and assets arising from the prospective adoption of new accounting standards were amortized over EARSL. As the members of the Canadian Registered Plan are now almost all inactive, starting in 2008 the excess of the net cumulative unamortized actuarial gain or loss over 10 per cent of the greater of the accrued benefit obligation and the market value of plan assets will be amortized over the Estimated Average Remaining Life ("EARL"). The U.S. plan continues to be amortized over EARSL.

M.   Foreign Currency Translation

The Corporation's functional currency is Canadian dollars while self-sustaining foreign operations' functional currencies are U.S. and Australian dollars.

The Corporation's self-sustaining foreign operations are translated using the current rate method. Translation gains and losses resulting from translating these foreign operations are included in Other Comprehensive Income ("OCI") with the cumulative gain or loss reported in Accumulated Other Comprehensive Income ("AOCI"). Foreign currency denominated monetary and non-monetary assets and liabilities of self-sustaining foreign operations are translated at exchange rates in effect on the balance sheet date.

Transactions denominated in foreign currencies are translated at the exchange rate on the transaction date. The resulting exchange gains and losses on these items are included in net earnings.

N.   Financial Instruments and Hedges

I.   Financial Instruments

Financial assets and financial liabilities, including derivatives, and certain non-financial derivatives are recognized on the consolidated balance sheets when the Corporation becomes a party to the contract. Financial liabilities are removed from the financial statements when the liability is extinguished either through settlement of or release from the obligation of the underlying liability. All financial instruments are measured at fair value upon initial recognition except for certain non-financial derivative contracts that meet the Corporation's expected purchase, sale or usage requirements, commonly termed normal purchase / normal sale ("NPNS") contracts. Measurement in subsequent periods depends on whether the financial instrument has been classified as held for trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities. Classification of the financial instrument is determined at inception depending on the underlying exposure that is being hedged.

Financial assets and financial liabilities classified as held for trading are measured at fair value with changes in those fair values recognized in net earnings. Financial assets classified as either held-to-maturity or loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest rate method of amortization. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.

Derivative instruments are recorded on the consolidated balance sheets at fair value, including those derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts. TransAlta recognizes as separate assets and liabilities only those derivatives embedded in hybrid instruments issued, acquired, or substantively modified after Jan. 1, 2003. Changes in the fair values of derivative instruments are recognized in net earnings with the exception of the effective portion of (i) derivatives designated as cash flow hedges or

76     TransAlta Corporation    Annual Report 2008

(ii) hedges of foreign currency exposure of a net investment in a self-sustaining foreign operation, which are recognized in OCI. Derivatives used in trading activities are described in more detail in Note 1(D).

Certain financial instruments can be designated as held for trading (the fair value option) on initial recognition even if the financial instrument was not acquired or incurred principally for the purpose of selling or repurchasing it in the near term. An instrument that is classified as held for trading by way of this fair value option must have reliable fair values and satisfy one of the following criteria (i) when doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing gains and losses on them on a different basis or (ii) it belongs to a group of financial assets, financial liabilities or both that are managed and evaluated on a fair value basis in accordance with TransAlta's risk management strategy, and are reported to senior management personnel on that basis.

Transaction costs are expensed as incurred for financial instruments classified or designated as held for trading. For other financial instruments, transaction costs are capitalized on initial recognition. The Corporation uses the effective interest rate method of amortization for any transaction costs or fees, premiums or discounts earned or incurred for financial instruments measured at amortized cost. Financial guarantees that meet the definition of a derivative are measured at fair value and are subsequently re-measured at fair value at each balance sheet date.

II.   Hedges

Where hedge accounting can be applied and the Corporation chooses to seek hedge accounting treatment, a hedge relationship is designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure of a net investment in a self-sustaining foreign operation. The Corporation primarily uses interest rate swaps as fair value hedges to manage the ratio of floating rate versus fixed rate debt. For cash flow hedges, the Corporation primarily uses physical and financial swaps, forward sales contracts, futures contracts, and options to hedge its exposure to fluctuations in electricity and natural gas prices. The Corporation also uses foreign currency forward contracts as cash flow hedges to hedge the foreign exchange exposures resulting from anticipated transactions and firm commitments denominated in foreign currencies. To hedge exposure to changes in the carrying value of net investments in foreign operations that are a result of changes in foreign exchange rates, the Corporation primarily uses cross-currency interest rate swaps, foreign currency forward contracts, and foreign currency debts.

To be accounted for as a hedge, a derivative must be designated and documented as a hedge, and must be highly effective at inception and on an ongoing basis. The documentation prepared for the derivative at inception defines all relationships between hedging instruments and hedged items, as well as the Corporation's risk management objective and strategy for undertaking various hedge transactions. The process of hedge accounting includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or anticipated transactions.

The Corporation also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in fair values or cash flows of hedged items. To be classified as effective, it is reasonable that the Corporation will fulfill its contractual obligations without having to purchase commodities in the market and cash flow exposure does not exist. If the above hedge criteria are not met, the derivative is accounted for on the balance sheet at fair value, with subsequent changes in fair value recorded in earnings in the period of change. For those instruments that the Corporation does not seek or are ineligible for hedge accounting, changes in fair value are recorded in earnings.

a.   Fair Value Hedges

In a fair value hedging relationship, the carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk and is recognized in net earnings. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which is also recorded in net earnings. Hedge effectiveness of fair value hedges is achieved if changes in the fair value of the derivative substantially offset changes in the fair value of the item hedged. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying value of the hedged item are amortized to net earnings over the remaining term of the original hedging relationship.

The Corporation primarily uses interest rate swaps as fair value hedges to manage the ratio of floating rate versus fixed rate debt. Interest rate swaps require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. If hedge criteria are met, interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps.

b.   Cash Flow Hedges

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in OCI while any ineffective portion is recognized in net earnings. Hedge effectiveness of cash flow hedges is achieved if the derivatives' cash flows substantially offset the cash flows of the hedged item and the timing of the cash flows is similar. When hedge accounting is discontinued, the amounts previously recognized in AOCI are reclassified to net earnings during the periods when the variability in the cash flows of the hedged item affects net earnings. Gains and losses on derivatives are reclassified from OCI immediately to net earnings when it is probable that the forecasted transaction will not occur within the specified time period.

The Corporation primarily uses physical and financial swaps, forward sales contracts, futures contracts, and options as cash flow hedges to hedge the Corporation's exposure to fluctuations in electricity and natural gas prices. If hedging criteria are met, as described above, gains and losses on these derivatives are recognized in earnings in the same period and financial statement caption as the hedged exposure. Up to the date of settlement, the fair values of the hedges are recorded in risk management assets or liabilities with changes in value being reported in OCI.

The Corporation also uses foreign currency forward contracts as cash flow hedges to hedge the foreign exchange exposures resulting from anticipated transactions and firm commitments denominated in foreign currencies. If hedge criteria are met, changes in value are reported in OCI with the fair value being reported in risk management assets or liabilities, as appropriate. Upon settlement of the derivative, any gain or loss on the forward contracts is included in the cost of the asset acquired or liability incurred.

c.   Foreign Currency Exposure of a Net Investment in a Self-Sustaining Foreign Operation Hedges

In hedging a foreign currency exposure of a net investment in a self-sustaining foreign operation, the effective portion of foreign exchange gains and losses on the hedging instruments is recognized in OCI and the ineffective portion is recognized in net earnings. The amounts previously recognized in AOCI are recognized in net earnings when there is a reduction in the hedged net investment as a result of a dilution or sale of the net investment.

The Corporation primarily uses cross-currency interest rate swaps, foreign currency forward contracts, and foreign currency debts to hedge exposure to changes in the carrying values of the Corporation's net investments in foreign operations as a result of changes in foreign exchange

2008 Notes to the Consolidated Financial Statements     77

rates. Gains and losses on these instruments that qualify for hedge accounting are reported in OCI with fair values recorded in risk management assets or liabilities.

O.   Stock-Based Compensation Plans

The Corporation has three types of stock-based compensation plans as described in Note 33. Under the fair value method for stock options, compensation expense is measured at the grant date at fair value and recognized over the service period.

Stock grants under the Performance Share Ownership Plan ("PSOP") are accrued in operations, maintenance, and administration ("OM&A") expense as earned to the balance sheet date, based upon the percentile ranking of the total shareholder return of the Corporation's common shares in comparison to the total shareholder returns of companies comprising the Standard & Poor's ("S&P")/Toronto Stock Exchange ("TSX") Composite Index. Compensation expense under the phantom stock option plan is recognized in OM&A for the amount by which the quoted market price of TransAlta's shares exceed the option price, and adjusted for changes in each period for changes in the excess over the option price. If stock options or stock are repurchased from employees, the excess of the consideration paid over the carrying amount of the stock option or stock cancelled is charged to retained earnings.

P.   Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of three months or less.

Q.   Long-Term Debt

Transaction costs are recorded against the carrying value of long-term debt. The Corporation uses the effective interest rate method of amortization for any transaction costs or fees. The Corporation has chosen to use the effective interest rate method to amortize issuance costs and fees associated with long-term debt. A portion of the debt has been hedged using fixed to floating interest rate swaps and therefore the Corporation has included the fair value of these swaps with the value of the debt.

R.   Accounting for Emission Credits and Allowances

Purchased emission allowances are recorded on the balance sheet at historical cost and are carried at the lower of weighted average cost and net realizable value. Allowances granted to TransAlta or internally generated are recorded at nil. TransAlta records an emission liability on the balance sheet using the best estimate of the amount required to settle the Corporation's obligation in excess of government-established caps and targets. To the extent compliance costs are recoverable under the terms of contracts with third parties, these amounts are recognized as revenue in the period of recovery.

Proprietary trading of emissions allowances that meet the definition of a derivative are accounted for using the fair value method of accounting. Allowances that do not satisfy the criteria of a derivative are accounted for using the accrual method.

S.   Planned Maintenance

Planned maintenance is performed at regular intervals and the expenditures include both expense and capital portions. The planned major maintenance includes repairs and maintenance of existing components and the replacement of existing components. Repairs and maintenance of existing components are expensed in the period incurred. Costs of replacing existing components are capitalized in the period of maintenance activities and amortized on a straight-line basis over the life of the asset. A component is a tangible portion of the asset that can be separately identified as an asset and depreciated over its own expected useful life, and is expected to provide a benefit of greater than one year.

2.  Accounting Changes

Certain of the comparative figures have been reclassified to conform with the current year's presentation. Such reclassification did not impact previously reported net income or retained earnings.

During 2008, the fair value balances related to interest rate swap unwinds were included as part of recourse debt. In 2007, $22 million was also reclassified in order to present comparable figures.

A.   Current Accounting Changes

I.   Financial Instruments – Disclosures and Presentation

On Jan. 1, 2008, the Corporation adopted two new accounting standards: Handbook Section 3862, Financial Instruments – Disclosures and Handbook Section 3863, Financial Instruments – Presentation. Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. Disclosures required as a result of adopting these sections can be found in Note 7.

II.   Embedded Foreign Currency Derivatives

On Jan. 8, 2008, the Canadian Institute of Chartered Accountants ("CICA") Emerging Issues Committee ("EIC") issued EIC-169 Determining Whether a Contract is Routinely Denominated in a Single Currency. The EIC is intended to provide guidance on when an embedded foreign currency derivative would require bifurcation from a host contract. EIC-169 became effective for TransAlta on Jan. 1, 2008 and its implementation did not have a material impact upon the consolidated financial position or results of operations.

III.   Employee Future Benefits

During 2008, TransAlta assessed the accounting treatment for the amortization of the past service costs and actuarial gains and losses on defined benefit plans. In prior years, the past service costs and actuarial gains and losses on defined benefit plans had been amortized using EARSL, which is determined by the actuary as seven years. As a result of the assessment, TransAlta amortized the past service costs and actuarial gains and losses on defined benefit plans under Canadian GAAP using EARL for plans whose members are almost all retired, which is determined by the actuary as 17 years. As the members of the Canadian Registered Plan are now almost all inactive, starting in 2008 the excess of the net cumulative unamortized actuarial gain or loss over 10 per cent of the greater of the accrued benefit obligation and the market value of plan assets will be amortized over EARL.

TransAlta adopted this method of amortization on Jan. 1, 2008 and its implementation had no material effect on previously reported amounts. This method has not been applied to the Centralia plan as it did not qualify because its members are not almost all retired. The U.S. plan continues to be amortized using EARSL.

IV.   Reclassification of Fair Values

In order to be consistent with practices developed over 2008, the Corporation has reclassified over-the-counter derivatives with fair values based

78     TransAlta Corporation    Annual Report 2008

upon observable commodity futures curves, and derivatives with inputs validated by broker quotes, from Level I to Level II (Note 9). During 2008, the Corporation had previously reported these as Level I. This reclassification did not affect the financial position or earnings of the Corporation.

V.   Recognition of a Tax Loss Carryforward

On Aug. 28, 2008 the CICA EIC issued EIC-172 Income Statement Presentation of a Tax Loss Carryforward Recognized Following an Unrealized Gain Recorded in Other Comprehensive Income. The EIC is intended to provide guidance on whether the tax benefit from the recognition of tax loss carryforwards consequent to the recording of unrealized gains in OCI, such as unrealized gain on available-for-sale financial assets, should be recognized in net earnings or in OCI. EIC-172 became effective for TransAlta on Sept. 30, 2008 and its implementation did not impact the consolidated financial position or results of operations.

B.   Prior Year Accounting Changes

I.   Inventories

In March 2007, the CICA issued Section 3031, Inventories, which aligns accounting for inventories under Canadian GAAP with International Financial Reporting Standards ("IFRS"). TransAlta early adopted this standard. This standard did not have a material effect on the financial statements.

II.   Capital Disclosure

On Dec. 1, 2006, the CICA issued Section 1535, Capital Disclosures. TransAlta early adopted this standard and provided the required disclosure in Note 26.

III.   General Standards on Financial Statement Presentation

On June 1, 2007, the CICA issued Section 1400, General Standards on Financial Statement Presentation. TransAlta early adopted this standard and did not require any additional disclosures.

IV.   Financial Instruments

On Jan. 1, 2007, TransAlta adopted four new accounting standards that were issued by the CICA: Section 1530, Comprehensive Income, Section 3855, Financial Instruments – Recognition and Measurement, Section 3861, Financial Instruments – Disclosure and Presentation, and Section 3865, Hedges. TransAlta adopted these standards retroactively with an adjustment of opening AOCI solely related to accumulated losses on the translation of self-sustaining foreign operations.

Section 3861 outlines disclosure requirements that are designed to enhance financial statement users' understanding of the significance of financial instruments to an entity's financial position, performance, and cash flows. The presentation requirements outlined in this Section have been adopted in the Corporation's financial instruments presentation and related disclosure.

V.   Comprehensive Income

Section 1530 introduces comprehensive income, which consists of net earnings and OCI. OCI represents changes in shareholders' equity during a period arising from transactions and changes in prices, markets, interest rates, and exchange rates and includes unrealized gains and losses on financial assets classified as available-for-sale, unrealized foreign currency translation gains or losses arising from self-sustaining foreign operations, net of hedging activities, and changes in the fair value of the effective portion of cash flow hedging instruments. TransAlta has included in the consolidated financial statements consolidated statements of comprehensive income. The cumulative changes in OCI are included in AOCI, which is presented as a new category of shareholders' equity on the consolidated balance sheets.

VI.   Financial Instruments – Recognition and Measurement

Section 3855 establishes standards for recognizing and measuring financial assets, financial liabilities, and non-financial derivatives. It requires that financial assets and financial liabilities, including derivatives, be recognized on the consolidated balance sheets when the Corporation becomes a party to the contractual provisions of the financial instrument or non-financial derivative contract. Under this standard, all financial instruments are required to be measured at fair value upon initial recognition except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as held for trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities. Transaction costs are expensed as incurred for financial instruments classified or designated as held for trading. For other financial instruments, transaction costs are capitalized on initial recognition and amortized using the effective interest rate method. Financial liabilities are removed from the financial statements when the liability is extinguished either through settlement of or release from the obligation of the underlying liability.

Financial assets and financial liabilities held for trading are measured at fair value with changes in those fair values recognized in net earnings. Financial assets held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method of amortization. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market are measured at cost.

Derivative instruments are recorded on the consolidated balance sheets at fair value, including those derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts. Changes in the fair values of derivative instruments are recognized in net earnings with the exception of the effective portion of (i) derivatives designated as effective cash flow hedges or (ii) hedges of foreign currency exposure of a net investment in a self-sustaining foreign operation, which are recognized in OCI.

Section 3855 also provides an entity the option to designate a financial instrument as held for trading (the fair value option) on its initial recognition or upon adoption of the standard, even if the financial instrument, other than loans and receivables, was not acquired or incurred principally for the purpose of selling or repurchasing it in the near term. An instrument that is classified as held for trading by way of this fair value option must have reliable fair values and satisfy one of the following criteria (i) when doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities, or recognizing gains and losses on them on a different basis or (ii) it belongs to a group of financial assets, financial liabilities or both which are managed and evaluated on a fair value basis in accordance with TransAlta's risk management strategy, and are reported to senior management personnel on that basis.

Other significant accounting implications arising upon the adoption of Section 3855 include the use of the effective interest rate method of amortization for any transaction costs or fees, premiums or discounts earned or incurred for financial instruments measured at amortized cost, and the recognition of the inception fair value of the obligation undertaken in issuing a guarantee that meets the definition of a guarantee pursuant to Accounting Guideline 14, Disclosure of Guarantees ("AcG-14"). No subsequent re-measurement at fair value is required unless the financial

2008 Notes to the Consolidated Financial Statements     79

guarantee qualifies as a derivative. If the financial guarantee meets the definition of a derivative it is re-measured at fair value at each balance sheet date and reported as a derivative in other assets or other liabilities, as appropriate.

In addition, Section 3855 requires that an entity must select an accounting policy of either expensing debt issue costs as incurred or applying them against the carrying value of the related asset or liability. TransAlta is currently applying all eligible debt transaction costs against the carrying value of the debt.

As part of the implementation of Handbook Section 3855, TransAlta selected Jan. 1, 2003 as the transition date with respect to the assessment of embedded derivatives. TransAlta recognizes as separate assets and liabilities only those derivatives embedded in hybrid instruments issued, acquired or substantively modified on or after the selected transition date.

VII.   Hedges

Section 3865 specifies the criteria that must be satisfied in order for hedge accounting to be applied and the accounting for each of the permitted hedging strategies: fair value hedges, cash flow hedges, and hedges of foreign currency exposures of net investments in self-sustaining foreign operations. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as an effective hedge, or the derivative is terminated or sold, or upon the sale or early termination of the hedged item.

In a fair value hedging relationship, the carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged risk and recognized in net earnings. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which is also recorded in net earnings. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying value of the hedged item are amortized to net earnings over the remaining term of the original hedging relationship.

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in OCI while any ineffective portion is recognized in net earnings. When hedge accounting is discontinued, the amounts previously recognized in AOCI are reclassified to net earnings during the periods when the variability in the cash flows of the hedged item affects net earnings. Gains and losses on derivatives are reclassified immediately to net earnings when the hedged item is sold or early terminated, or the hedged anticipated transaction is probable of not occurring.

In hedging a foreign currency exposure of a net investment in a self-sustaining foreign operation, the effective portion of foreign exchange gains and losses on the hedging instruments is recognized in OCI and the ineffective portion is recognized in net earnings. The amounts previously recognized in AOCI are recognized in net earnings when there is a reduction in the hedged net investment as a result of a dilution or sale of the net investment; or reduction in equity of the foreign operation as a result of dividend distributions.

Prior to the adoption of Section 3865, gains and losses on physical and financial swaps, forward sales contracts, futures contracts and options used to hedge the Corporation's exposure to fluctuations in electricity and natural gas prices related to output from the plants and designated as hedges were recognized in earnings in the same period and financial statement caption as the hedged exposure (settlement accounting). The derivatives were not recorded on the balance sheets. Foreign currency forward contracts used to hedge the foreign exchange exposures resulting from anticipated contracts and firm commitments denominated in foreign currencies where hedge criteria were met were not recognized on the balance sheets. Interest rate swaps used to manage the impact of fluctuating interest rates on existing debt were not recognized on the balance sheets if they met hedge criteria.

VIII.   Impact upon adoption of Sections 1530, 3855 and 3865

The transition adjustments attributable to the re-measurement of financial assets and financial liabilities at fair value, other than hedging instruments designated as cash flow hedges or hedges of foreign currency exposure of net investment in self-sustaining foreign operations available for sale financial assets, were recognized in opening retained earnings (the value of which was nil) as at Jan. 1, 2007. Adjustments arising from re-measuring financial assets classified as available-for-sale at fair value were recognized in opening AOCI as at that date.

For hedging relationships existing prior to adopting Section 3865 that continue to qualify for hedge accounting under the new standard, the transition accounting is as follows: (i) fair value hedges – any gain or loss on the hedging instrument was recognized in opening retained earnings and the carrying amount of the hedged item was adjusted by the cumulative change in fair value attributable to the designated hedged risk and was also included in opening retained earnings and (ii) cash flow hedges and hedges of net investments in self-sustaining foreign operations – the effective cumulative portion of any gain or loss on the hedging instrument was recognized in AOCI and the cumulative ineffective portion was included in opening retained earnings.

IX.   Variable Interest Entities ("VIEs")

On Sept. 15, 2006, the EIC issued Abstract No. 163, Determining the Variability to be Considered in Applying AcG-15 ("EIC-163"). EIC-163 provides additional clarification on how to analyze and consolidate VIEs when transactions take place to reduce the variability in the entity. EIC-163 became effective on Jan. 1, 2007, and its implementation does not have a material impact upon the consolidated financial position or results of operations.

C.   Future Accounting Changes

I.   Credit Risk

On Jan. 20, 2009, the CICA EIC issued EIC-173 Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. Under EIC–173, an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and liabilities, including derivative instruments. TransAlta will adopt the requirements of EIC-173 effective Jan. 1, 2009. Its implementation is not expected to have a material impact upon the consolidated financial position or results of operations.

II.   Business Combinations and Non-Controlling Interests – FAS 141(R) and FAS 160

The FASB and the IASB have developed common standards on Business Combinations and Non-Controlling Interests. The primary objective was to develop a single set of high-quality standards of accounting for business combinations that could be used for both domestic and cross-border financial reporting. These standards propose significant changes with respect to accounting for business combinations, as well as the accounting and reporting of non-controlling interests in consolidated financial statements.

The Boards have completed re-deliberations, and issued final standards in the fourth quarter of 2007 (IASB issued standards in January 2008), that will be effective for TransAlta on Jan. 1, 2009. FASB issued Statement No. 141(R), Business Combinations – a replacement of FASB Statement

80     TransAlta Corporation    Annual Report 2008

No. 141, and Statement No. 160, Non-Controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, in conjunction with the IASB standards. The Corporation is currently assessing the impact of adopting the above standards on the consolidated financial position and results of operations.

III.   Deferral of Costs and Internally Developed Intangibles

In November 2007, the Accounting Standards Board ("AcSB") approved Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. Section 3064 incorporates material from IAS 38, Intangible Assets, addressing when an internally developed intangible asset meets the criteria for recognition as an asset. The AcSB also approved amendments to Accounting Guideline AcG-11, Enterprises in the Development Stage which provides consistency with Section 3064. EIC-27, Revenues and Expenditures during the Pre-Operating Period, will not apply to entities that have adopted Section 3064. These changes are effective for TransAlta on Jan. 1, 2009, and its implementation is not expected to have a material impact upon the consolidated financial position or results of operations.

IV.   International Financial Reporting Standards ("IFRS")

In 2005, the AcSB announced that accounting standards in Canada are to converge with IFRS. On Feb. 13, 2008, the AcSB confirmed that the use of IFRS will be required for interim and annual financial statements on Jan. 1, 2011, with appropriate comparative financial data for 2010. Under IFRS, there is significantly more disclosure required, specifically for interim reporting. Further, while IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in accounting policy that must be addressed.

TransAlta's project to convert to IFRS for January 1, 2011 commenced in 2007 and consists of four phases: diagnostic, design and planning, solution development, and implementation. The diagnostic phase has been completed.

The project has entered the design and planning stage with issue-specific teams being established to further analyze the key areas of convergence and coordinate with Information Technology and Internal Control resources to determine process and system changes along with appropriate financial reporting controls. Staff training programs are also in the design and planning stages and a communication plan is in place.

The full impact of adopting IFRS on TransAlta's future financial position and future results cannot be reasonably determined at this time. TransAlta is carefully evaluating the transitional options available under IFRS at the adoption date as well as the most appropriate long-term accounting policies.

TransAlta's preliminary view is that there are many similarities between Canadian GAAP and IFRS and that the major differences for TransAlta will likely arise in respect of property, plant, and equipment, the impairment of long-lived assets, and accounting for long-term contracts.

A steering committee has been established to monitor the progress and critical decisions in the transition to IFRS. This committee includes representatives from Finance, Information Technology, Treasury, Investor Relations, Human Resources, and Operations. Quarterly updates are provided to the Audit and Risk Committee.

2008 Notes to the Consolidated Financial Statements     81

3.  Mine Closure Charges

On Nov. 27, 2006, TransAlta ceased mining activities at the Centralia coal mine as a result of increased costs and unfavourable geological conditions. All associated mining and reclamation equipment was written down to the lower of net book value or anticipated realized proceeds. Mine infrastructure, including coal processing equipment and structures, haul roads, and other equipment were written down to anticipated net salvage value. Asset retirement costs, representing the unamortized cost of future reclamation, were also written off. In addition, employee termination costs and other miscellaneous expenses were recorded. The total of these writedowns and provisions before taxes was $192 million.

As a result of the cessation of mining activities, all internally produced coal was also written down to fair market value, which is replacement cost, resulting in an expense of $44 million being recorded in fuel and purchased power. The total amounts are summarized in the table below:

Writedown of coal inventory	$44

Impact on gross margin	(44)

Mine closure charges
Mine equipment and infrastructure writedown	72
ARO writedown	81
Severance costs and other	39

Total mine closure charges	192

Loss before income taxes	$(236)

Income tax recovery	82

Net loss impact of event	$(154)

As at Dec. 31, 2008 all severance costs and other have been paid.

4.  Asset Impairment Charges

For the year ended Dec. 31, 2006, changes in the outlook for dispatch rates and trading values and their impact on plant profitability resulted in the determination that the full book value of the Centralia Gas facility was unlikely to be recovered from future cash flows. As a result, TransAlta recorded a $130 million pre-tax impairment charge to write this plant down to its fair value. This asset is included in the Generation segment.

5.  Non-Controlling Interests

A.   Statements of Earnings

Year ended Dec. 31	2008	2007	2006

Stanley Power's interest in TA Cogen (Note 35)	$32	$29	$36
25 per cent interest in Saranac Partnership not owned by CE Gen	29	19	16

Total	$61	$48	$52

B.   Balance Sheets

As at Dec. 31	2008	2007

Stanley Power's interest in TA Cogen	$449	$467
25 per cent interest in Saranac Partnership not owned by CE Gen	20	29

Total	$469	$496

The change in non-controlling interests is outlined below:

Balance, Dec. 31, 2007	$496
Distributions paid	(98)
Non-controlling interests portion of net earnings	61
Accrued cash distributions	10

As at Dec. 31, 2008	$469

82     TransAlta Corporation    Annual Report 2008

6.  Income Taxes

The Corporation follows Canadian GAAP for non-regulated entities for all electricity generation operations and as a result, future income taxes have been recorded for all operations.

A.   Statements of Earnings

I.   Rate Reconciliations

Year ended Dec. 31	2008	2007	2006

Earnings (loss) before income taxes	$258	$329	$(81)
Equity loss	(97)	(50)	(17)

Earnings (loss) before income taxes and excluding equity loss	$355	$379	$(64)
Statutory Canadian federal and provincial income tax rate (%)	30	32	33
Expected taxes (recovery) on income	105	121	(21)
Increase (decrease) in income taxes resulting from:
Lower effective foreign tax rates	(24)	(36)	(33)
Asset impairment and mine closure charges recognized at higher tax rate	–	–	(9)
Resolution of uncertain tax positions	(15)	(18)	–
Tax recovery on sale of equity investment (Note 27)	(35)	–	–
Capital taxes	1	2	3
Effect of tax rate changes	–	(48)	(55)
Statutory and other rate differences	(7)	(1)	(4)
Other	(2)	–	(7)

Income tax expense (recovery)	$23	$20	$(126)

Effective tax rate (%)	6	5	197

II.   Components of Income Tax Expense (Recovery)

Year ended Dec. 31	2008	2007	2006

Current tax expense	$22	$54	$38
Future income tax expense (recovery) related to the origination and reversal of temporary differences	1	14	(109)
Future income tax recovery resulting from changes in tax rates or laws	–	(48)	(55)

Income tax expense (recovery)	$23	$20	$(126)

B.   Balance Sheets

Significant components of the Corporation's future income tax assets (liabilities) are as follows:

As at Dec. 31	2008	2007

Net operating and capital loss carryforwards	$231	$178
Future site restoration costs	71	77
Property, plant, and equipment	(736)	(717)
Risk management assets and liabilities	(52)	75
Employee future benefits and compensation plans	24	21
Allowance for doubtful accounts	22	18
Other deductible temporary differences	81	42

Net future income tax liability	$(359)	$(306)

Presented in the balance sheet as follows:

As at Dec. 31	2008	2007

Assets
Current	$3	$40
Long-term	248	303
Liabilities
Current	(14)	(12)
Long-term	(596)	(637)

Net future income tax liability	$(359)	$(306)

As at Dec. 31, 2008, there were income tax loss carryforwards of nil (2007 – $61 million) for which no tax benefit has been recognized.

In 2008, the Corporation received a notice of reassessment from the federal taxation authority related to the disposal of the Transmission Business in the 2002 taxation year. As a result of the reassessment, the Corporation is required to pay approximately $40 million in taxes plus interest and penalties. The Corporation funded a portion of this amount in 2008 by transferring $8 million from its tax prepayment account and anticipates additional cash payments in 2009 to fund the remaining balance. The Corporation is in the process of challenging this reassessment. Since it is anticipated that the dispute will not be resolved within one year, any prepayment transfers and cash paid are recorded as a long-term receivable.

2008 Notes to the Consolidated Financial Statements     83

7.  Financial Instruments

A.   Analysis of Financial Assets and Liabilities by Measurement Basis

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost (Note 1(N)). The following table analyses the carrying amounts of the financial assets and liabilities by category:

Carrying value of financial instruments as at Dec. 31, 2008

	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total carrying value

Financial assets
Cash and cash equivalents	$–	$–	$50	$–	$50
Accounts receivable	–	–	542	–	542
Risk management assets
Current	121	79	–	–	200
Long-term	220	1	–	–	221

Financial liabilities
Short-term debt	$–	$–	$–	$443	$443
Accounts payable and accrued liabilities	–	–	–	682	682
Risk management liabilities
Current	74	74	–	–	148
Long-term	96	6	–	–	102
Long-term debt recourse[1]	–	–	–	2,100	2,100
Long-term debt non-recourse[1]	–	–	–	265	265

Carrying value of financial instruments as at Dec. 31, 2007

	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total carrying value

Financial assets
Cash and cash equivalents	$–	$–	$51	$–	$51
Accounts receivable	–	–	546	–	546
Risk management assets
Current	69	24	–	–	93
Long-term	122	–	–	–	122
Restricted cash	–	–	242	–	242

Financial liabilities
Short-term debt	$–	$–	$–	$651	$651
Accounts payable and accrued liabilities	–	–	–	473	473
Risk management liabilities
Current	93	12	–	–	105
Long-term	191	13	–	–	204
Long-term debt recourse[1]	–	–	–	1,596	1,596
Long-term debt non-recourse[1]	–	–	–	241	241

1
Includes current portion.

B.   Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm's-length transaction between knowledgeable, willing parties who are under no compulsion to act. Fair values can be determined by reference to prices for that instrument in active markets to which the Corporation has access. In the absence of an active market, the Corporation determines fair values based on valuation models or by reference to other similar products in active markets.

Fair values determined using valuation models require the use of assumptions. In determining those assumptions, the Corporation looks primarily to external readily observable market inputs. In limited circumstances, the Corporation uses input parameters that are not based on observable market data.

I.   Level Determinations and Classifications

The Level I, II and III classifications in the fair value hierarchy utilized by the Corporation are defined as follows:

a.   Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access. In determining Level I Energy Trading fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange ("NYMEX").

84     TransAlta Corporation    Annual Report 2008

b.   Level II

Fair values in Level II are determined using inputs other than unadjusted quoted prices that are observable for the asset or liability, either directly or indirectly.

Energy Trading fair values falling within the Level II category are determined through the use of quoted prices in active markets adjusted for factors specific to the asset or liability, such as basis and location differentials. The Corporation includes over-the-counter derivatives with values based upon observable commodity futures curves and derivatives with input validated by broker quotes or other publicly available market data providers in Level II. Level II fair values also include fair values determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of Other Risk Management Assets and Liabilities, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

c.   Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

In limited circumstances, Energy Trading may enter into commodity transactions involving non-standard features for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles, and/or volatilities and correlations between products derived from historical prices.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value.

The fair values of the Corporation's financial assets and liabilities are outlined below:

		Fair value	[1]			Total carrying
As at Dec. 31, 2008	Level I	Level II		Level III	Total	value

Financial assets and liabilities measured at fair value
Net risk management liabilities (assets)[2]	$(1)	$(170)		$–	$(171)	$(171)
Financial assets and liabilities measured at other than fair value
Long-term debt[3]	$–	$2,099		$–	$2,099	$2,365

		Fair value	[1]			Total carrying
As at Dec. 31, 2007	Level I	Level II		Level III	Total	value

Financial assets and liabilities measured at fair value
Net risk management liabilities (assets)[2]	$(1)	$95		$–	$94	$94
Financial assets and liabilities measured at other than fair value
Long-term debt[3]	$–	$1,874		$–	$1,874	$1,837

1
Excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset or liability (cash and cash equivalents, restricted cash, accounts receivable, short-term debt, and accounts payable and accrued liabilities).

2
Includes Energy Trading and Other Risk Management Assets and Liabilities on a net basis (Note 9).

3
Fair values have been determined using valuation techniques based on market inputs that are directly observable (Level II).

II.   Fair Values Determined Using Valuation Models (Levels II & III)

Fair values determined using valuation models require the use of assumptions. Where assumptions and inputs are based on readily observable market data, the fair values are categorized as Level II. The key inputs to valuation models and regression or extrapolation formulas include interest rate yield curves, currency rates, credit spreads, implied volatilities, and commodity prices for similar assets or liabilities in active markets, as applicable.

Where the fair values have been developed using valuation models based on unobservable or internally developed assumptions or inputs (Level III Energy Trading Risk Management fair values), the key inputs include historical data such as plant performance, volatilities and correlations between products derived from historical prices, congestion on transmission paths, or demand profiles for individual non-standard deals and structured products.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III Energy Trading fair values are determined would not result in materially different fair values.

The total amount of the change in fair value estimated using a valuation technique with unobservable inputs, for financial assets and liabilities measured and recorded at fair value, that was recognized in pre-tax earnings for the year ended Dec. 31, 2008 was a $16 million gain. A reconciliation of the movements in Risk Management fair values by Level, as well as additional Level III gain (loss) information can be found in Note 9.

2008 Notes to the Consolidated Financial Statements     85

C.   Inception Gains and Losses

The majority of the Corporation's derivatives have quoted market prices on active exchanges or over-the-counter quotes available from brokers. However, some derivatives are not traded on an active exchange requiring the use of internal valuation techniques or models.

In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the transaction price) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or based on a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the balance sheet in Energy Trading Risk Management Assets or Liabilities, and is recognized in earnings over the term of the related contracts. The difference yet to be recognized in net earnings and a reconciliation of changes during the period is as follows:

As at Dec. 31	2008	2007

Unamortized gain at beginning of period	$3	$4
New transactions	1	4
Recognized in the statement of earnings during the period:
Amortization	(2)	(5)

Unamortized gain at end of period	$2	$3

D.   Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of risks arising from financial instruments.

I.   Market Risk

a.   Commodity Price Risk

The Corporation has exposure to movements in certain commodity prices in both its electricity generation and proprietary trading businesses, including the market price of electricity and fuels used to produce electricity. Most of the Corporation's electricity generation and related fuel supply contracts are considered to be contracts for delivery or receipt of a non-financial item in accordance with expected NPNS contracts that are not considered to be financial instruments. As such, the discussion related to commodity price risk is limited to the Corporation's proprietary trading business and commodity derivatives used in hedging relationships associated with the Corporation's electricity generating activities.

The Corporation has a Commodity Exposure Management Policy (the "Policy") that governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business. The Policy defines and specifies the controls and management responsibilities associated with commodity activities, as well as the nature and frequency of required reporting of such activities.

i.   Commodity Price Risk – Proprietary Trading

The Corporation's COD segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

In compliance with the Policy, proprietary trading activities are subject to limits and controls, including Value at Risk ("VaR") limits. The Board of Directors approves the limit for total VaR from proprietary trading activities. VaR is the most commonly used metric employed to track and manage the market risk associated with trading positions. A VaR measure gives, for a specific confidence level, an estimated maximum pre-tax loss that could be incurred over a specified period of time. VaR is used to determine the potential change in value of the Corporation's proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations. VaR is estimated using the historical variance/covariance approach.

VaR is a measure that has certain inherent limitations. The use of historical information in the estimate assumes that price movements in the past will be indicative of future market risk. As such, it may only be meaningful under normal market conditions. Extreme market events are not addressed by this risk measure. In addition, the use of a three day measurement period implies that positions can be unwound or hedged within three days, although this may not be possible if the market becomes illiquid.

The Corporation recognizes the limitations of VaR and actively uses other controls, including restrictions on authorized instruments, volumetric and term limits, stress-testing of individual portfolios and of the total proprietary trading portfolio, and management reviews when loss limits are triggered.

Changes in market prices associated with proprietary trading activities affect net income in the period that the price changes occur. VaR at Dec. 31, 2008 associated with the Corporation's proprietary trading activities was $6 million.

ii.   Commodity Price Risk – Generation

The Generation segment utilizes various commodity contracts to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate. A Commodity Exposure Management Plan is prepared and approved annually, which outlines the intended hedging strategies associated with the Corporation's generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios, and approval of asset transactions that could add potential volatility to the Corporation's reported earnings.

In addition, certain electricity sale contracts do not qualify as NPNS contracts. These contracts are designated as all-in-one hedges and are therefore accounted for as cash flow hedges. However, unlike a typical financial derivative used in a hedging relationship which results in a net settlement with the counterparty, settlement of these electricity contracts will not likely result in a net cash outflow to or an adverse earnings impact to the Corporation, despite their fair value usually resulting in a liability and a related AOCI cash flow loss on the Corporation's balance sheet. For contracts settled by physical delivery, the Corporation will physically deliver the electricity at the price fixed under the contract, and receive cash payment for that physical delivery. Any related cash flow hedge after-tax losses will be offset by the notional fair value of the contract. If the all-in-one hedge contracts cannot be settled by physical delivery of the underlying commodity they will be settled financially.

Changes in market prices associated with cash flow hedges do not affect net earnings in the period in which the price change occurs. Instead, changes in fair value are deferred until settlement through OCI, at which time the net gain or loss resulting from the combination of the hedging instrument and hedged item affects net earnings.

86     TransAlta Corporation    Annual Report 2008

VaR at Dec. 31, 2008 associated with the Corporation's commodity derivative instruments used in generation hedging activities was $86 million.

The Corporation's policy on asset-backed transactions is to seek NPNS contract status or hedge accounting treatment. Where this is not possible, the transactions are marked to the market value. These include, for example, positions and economic hedges that do not meet hedge accounting requirements or short-term optimization transactions such as buybacks entered into to offset existing hedge positions. Changes in market prices associated with these transactions affect net earnings in the period in which the price change occurs. VaR at Dec. 31, 2008 associated with the Corporation's commodity derivative instruments used in the generation business, but which are not designated as hedges, was nil.

b.   Interest Rate Risk

Interest rate risk arises as the fair value or future cash flows of a financial instrument can fluctuate because of changes in market interest rates. Changes in interest rates can impact the Corporation's borrowing costs and the capacity revenues received from Power Purchase Arrangements ("PPAs"). Changes in the cost of capital may also affect the feasibility of new growth initiatives.

The possible effect on pre-tax earnings and OCI for the year ended Dec. 31, 2008, due to changes in market interest rates affecting the Corporation's floating rate debt, interest-bearing assets, and held for trading interest rate and other hedging derivatives outstanding at the balance sheet date, is outlined below. The sensitivity analysis has been prepared using management's assessment that a 50 basis point increase or decrease is the most reasonably possible change in market interest rates over the next quarter and is consistent with a +/- one standard deviation move from the mean.

	Pre-tax earnings increase	[1]	OCI gain	[1]

50 basis point change	$3		$–

1
This calculation assumes a decrease in market interest rates. An increase would have the opposite effect. Amounts presented are pre-tax.

c.   Currency Rate Risk

The Corporation has exposure to various currencies, such as the Euro, the U.S. and Australian dollars, as a result of investments and operations in foreign jurisdictions, the earnings from those operations, and the acquisition of equipment and services from foreign suppliers.

The foreign currency risk sensitivities outlined below are limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

The possible effect on pre-tax earnings and OCI for the year ended Dec. 31, 2008, due to changes in the exchange rates associated with financial instruments outstanding at the balance sheet date, is outlined below. The sensitivity analysis has been prepared using management's assessment that a five cent increase or decrease in these currencies relative to the Canadian dollar is the most reasonably possible change and is consistent with a +/- one standard deviation move from the mean.

Currency	Pre-tax earnings decrease	[1]	OCI gain	[1]

Euro	$–		$4
U.S.	5		3
AUD	2		–

Total	$7		$7

1
These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect. Amounts presented are pre-tax.

II.   Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist. The Corporation actively manages its exposure to credit risk by assessing the ability of counterparties to fulfill their obligations under the related contracts prior to entering into such contracts. The Corporation makes detailed assessments of the credit quality of all counterparties and, where appropriate, obtains corporate guarantees and/or letters of credit to support the ultimate collection of these receivables. For commodity trading and origination, the Corporation sets strict credit limits for each counterparty and monitors exposures on a daily basis. TransAlta uses standard agreements that allow for the netting of exposures and often include margining provisions. If credit limits are exceeded, TransAlta will request collateral from the counterparty or halt trading activities with the counterparty. TransAlta is exposed to minimal credit risk for Alberta Generation PPAs as receivables are substantially all secured by letters of credit.

At Dec. 31 2008, TransAlta had two counterparties whose net settlement position each accounted for greater than 10 per cent of the total trade receivables outstanding at year-end.

The Corporation's maximum exposure to credit risk at Dec. 31, 2008, without taking into account collateral held, is represented by the current carrying amounts of accounts receivables and risk management assets as per the consolidated balance sheets. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, excluding the California market receivables and including the fair value of open trading positions, at Dec. 31, 2008 was $105 million (2007 – $6 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for counterparties. The following table outlines the distribution, by credit rating, of financial assets that are neither past due nor impaired:

	Investment grade %	Non-investment grade %	Total %

Accounts receivable	86	14	100
Risk management assets	99	1	100

2008 Notes to the Consolidated Financial Statements     87

The Corporation utilizes an allowance for doubtful accounts to record potential credit losses associated with trade receivables. A reconciliation of the account for the period is presented in Note 8.

At Dec. 31, 2008, the Corporation did not have any significant past due amounts, except as disclosed in Note 31.

III.   Liquidity Risk

Liquidity risk is the risk that the Corporation may encounter difficulties in meeting obligations associated with financial liabilities and commitments related to collateral requirements under various contracts.

A maturity analysis for the Corporation's financial liabilities is as follows:

	2009	2010	2011	2012	2013	2014 and thereafter	Total

Short-term debt	$443	$–	$–	$–	$–	$–	$443
Accounts payable and accrued liabilities	682	–	–	–	–	–	682
Long-term debt[1]	244	32	254	397	396	1,033	2,356
Energy Trading risk management (assets) liabilities[2]	(33)	(18)	(55)	(59)	1	–	(164)
Other risk management (assets) liabilities[3]	(19)	–	(12)	–	–	24	(7)
Interest on short- and long-term debt	172	145	133	112	98	564	1,224

Total	$1,489	$159	$320	$450	$495	$1,621	$4,534

1
Excludes impact of derivatives.

2
Energy Trading risk management assets and liabilities are comprised of net risk management assets and liabilities, where the net result is an asset.

3
Other risk management assets and liabilities are comprised of net risk management assets and liabilities, where the net result is an asset.

E.   Financial Instruments Provided as Collateral

At Dec. 31, 2008, $63 million (2007 – $57 million) of financial assets, consisting of bank accounts and accounts receivable, related to the Corporation's proportionate share of CE Gen have been pledged as collateral for certain CE Gen debt. Should any defaults occur the debt-holders would have first claim on these assets.

F.   Financial Assets Held as Collateral

At Dec. 31, 2008, the Corporation held U.S.$20 million in cash as collateral associated with counterparty obligations. Under the terms of the contract, the Corporation is obligated to pay interest on the outstanding balance and to return the principal when the counterparty has met its contractual obligations.

G.   Gains and Losses on Financial Instruments

The Corporation's COD segment utilizes a variety of derivatives in its proprietary trading activities, and the related assets and liabilities are classified as held for trading. As outlined in Note 1(D), the net realized and unrealized gains are reported as revenue. For the year ended Dec. 31, 2008, the COD segment recognized $105 million (2007 – $55 million) of net realized and unrealized gains and losses (Note 32).

Net interest expense as reported on the consolidated statements of earnings includes interest income and expense, respectively, on the Corporation's interest-bearing financial assets, primarily cash and restricted cash, and its interest-bearing financial liabilities, primarily short- and long-term debt. Interest expense is calculated using the effective interest rate method (Note 21). Interest rate derivatives that are not designated as hedges are classified as held for trading with the net gain or loss also recorded in net interest expense.

Foreign exchange derivatives that are not designated as hedges are also classified as held for trading, with the net gain or loss on Energy Trading derivatives recorded in revenue, and the net gain or loss on other derivatives recorded in foreign exchange gain or loss.

Other derivatives that are not designated as hedges are also classified as held for trading, with the net gain or loss recorded in OM&A expense.

The table below outlines the net gains (losses) included in earnings for the current and prior comparative periods:

Year ended Dec. 31	2008	2007

Interest rate derivatives gains	$3	$2
Foreign exchange derivatives (losses) gains	(15)	4
Other derivatives gains	1	–

8.  Accounts Receivable

As at Dec. 31	2008	2007

Gross accounts receivable	$599	$592
Allowance for doubtful accounts (Note 31)	(57)	(46)

Net accounts receivable	$542	$546

The change in allowance for doubtful accounts is outlined below:

Balance, Dec. 31, 2007	$46
Change in foreign exchange rates	11

Balance, Dec. 31, 2008	$57

88     TransAlta Corporation    Annual Report 2008

9.  Risk Management Assets and Liabilities

Risk management assets and liabilities are comprised of two major types: (1) those that are used in the COD and Generation segments in relation to trading activities and certain contracting activities ("Energy Trading") and (2) those used in hedging non-Energy Trading transactions, such as debt, and the net investment in self-sustaining foreign subsidiaries ("Other Risk Management Assets and Liabilities").

The overall balances reported in risk management assets and liabilities are shown below:

As at Dec. 31	2008			2007

Balance Sheet – Totals	Energy Trading	Other	Total	Energy Trading	Other	Total

Risk management assets
Current	$176	$24	$200	$34	$59	$93
Long-term	187	34	221	(4)	126	122
Risk management liabilities
Current	(142)	(6)	(148)	(87)	(18)	(105)
Long-term	(57)	(45)	(102)	(192)	(12)	(204)

Net risk management assets (liabilities) outstanding	$164	$7	$171	$(249)	$155	$(94)

Energy Trading

The values of risk management assets and liabilities for Energy Trading are included on the consolidated balance sheets as follows:

As at Dec. 31	2008			2007

Balance Sheet – Energy Trading	Hedges	Non-hedges	Total	Total related to Energy Trading

Risk management assets
Current	$99	$77	$176	$34
Long-term	186	1	187	(4)
Risk management liabilities
Current	(71)	(71)	(142)	(87)
Long-term	(51)	(6)	(57)	(192)

Net risk management assets (liabilities) outstanding	$163	$1	$164	$(249)

2008 Notes to the Consolidated Financial Statements     89

The following table illustrates the disclosure on the movements in the fair value of the Corporation's Energy Trading net risk management assets and liabilities separately by source of valuation during the year ended Dec. 31, 2008:

	Hedges			Non-hedges			Total

	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III

Net risk management (liabilities) assets outstanding at Dec. 31, 2007[1]	$–	$(261)	$–	$1	$11	$–	$1	$(250)	$–
Changes in net asset value attributable to:
Market changes	–	261	–	–	5	13	–	266	13
New contracts entered during the period	–	128	–	1	(5)	3	1	123	3
Contracts settled during the period	–	67	–	(1)	(11)	(16)	(1)	56	(16)
Change in foreign exchange rates	–	(32)	–	–	–	–	–	(32)	–
Transfers in and/or out of Level III	–	–	–	–	–	–	–	–	–

Net risk management assets outstanding at Dec. 31, 2008	$–	$163	$–	$1	$–	$–	$1	$163	$–

Additional Level III gain (loss) information:
Total change in fair value included in OCI			$–			$–			$–
Total change in fair value included in pre-tax earnings			$–			$–			$–
Total change in fair value included in pre-tax earnings relating to those net assets held at Dec. 31, 2008			$–			$16			$16

1
Consistent with practices developed over 2008, the Corporation has reclassified over-the-counter derivatives with values based upon observable commodity futures curves, and derivatives with inputs validated by broker quotes in Level II.

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of both the COD and the Generation business segments.

The anticipated timing of settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2009	2010	2011	2012	2013	2014 and thereafter	Total

Hedges	Level I	$–	$–	$–	$–	$–	$–	$–
	Level II	32	18	55	59	(1)	–	163
	Level III	–	–	–	–	–	–	–

Non-hedges	Level I	$1	$–	$–	$–	$–	$–	$1
	Level II	–	–	–	–	–	–	–
	Level III	–	–	–	–	–	–	–

Total	Level I	$1	$–	$–	$–	$–	$–	$1
	Level II	32	18	55	59	(1)	–	163
	Level III	–	–	–	–	–	–	–

Total assets (liabilities)		$33	$18	$55	$59	$(1)	$–	$164

The Corporation's fixed price proprietary trading positions at Dec. 31, 2008 and Dec. 31, 2007, were as follows:

Units (000s)	Electricity (MWh	)	Natural gas (GJ	)	Transmission (MWh	)	Coal (tonnes	)	Emissions (tonnes	)

Fixed price payor, notional amounts, Dec. 31, 2008	18,569		57,718		1,489		401		–
Fixed price payor, notional amounts, Dec. 31, 2007	16,189		54,523		1,854		1,644		6
Fixed price receiver, notional amounts, Dec. 31, 2008	18,500		57,507		–		401		–
Fixed price receiver, notional amounts, Dec. 31, 2007	16,009		61,977		–		1,644		15
Maximum term in months, Dec. 31, 2008	60		12		12		12		–
Maximum term in months, Dec. 31, 2007	24		12		6		23		2

90     TransAlta Corporation    Annual Report 2008

Other Risk Management Assets and Liabilities

The values of non-Energy Trading risk management assets and liabilities included on the consolidated balance sheets are as follows:

As at Dec. 31	2008			2007

Balance Sheet – Other	Hedges	Non-hedges	Total	Total related to non-Energy Trading

Risk management assets
Current	$22	$2	$24	$59
Long-term	34	–	34	126
Risk management liabilities
Current	(3)	(3)	(6)	(18)
Long-term	(45)	–	(45)	(12)

Net risk management assets (liabilities) outstanding	$8	$(1)	$7	$155

The following table illustrates the disclosure on the movements in the fair value of the Corporation's other net risk management assets and liabilities separately by source of valuation during the year ended Dec. 31, 2008:

	Hedges [1]	Non-hedges [1]	Total

Net risk management assets (liabilities) outstanding at Dec. 31, 2007	$168	$(13)	$155
Changes in net asset value attributable to:
Market changes	9	14	23
New contracts entered during the period	(8)	(2)	(10)
Contracts settled during the period	(161)	–	(161)

Net risk management assets (liabilities) outstanding at Dec. 31, 2008	$8	$(1)	$7

1
Consistent with industry practices, all Other Risk Management Assets and Liabilities are classified in Level II.

Changes in net risk management assets and liabilities for hedge positions are reflected within net earnings to the extent transactions have settled during the period or ineffectiveness exists in the hedging relationship. To the extent these hedges remain effective and qualify for hedge accounting, the change in value of existing and new contracts will be deferred in OCI until settlement of the instrument or reduction in the net investment.

The anticipated timing of settlement of the above contracts over each of the next five calendar years and thereafter are as follows:

	2009	2010	2011	2012	2013	2014 and thereafter	Total

Hedges	$20	$–	$12	$–	$–	$(24)	$8
Non-hedges	(1)	–	–	–	–	–	(1)

Total assets (liabilities)	$19	$–	$12	$–	$–	$(24)	$7

Details of notional information related to the hedges and non-hedges of other risk management assets are outlined below:

A.   Hedges

I.   Hedges of Foreign Operations

The Corporation has hedged a portion of its net investment in self-sustaining subsidiaries with cross-currency and foreign currency forward sales contracts as shown below:

a.   Cross-Currency Swaps

Details of the notional amounts of cross-currency interest rate swaps are as follows:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturities		Notional amount	Fair value	Maturities

Australian dollars	AUD$	34	$2	2009	AUD$	34	$1	2009
U.S. dollars	U.S.$	–	$–	–	U.S.$	533	$106	2009-2014

b.   Foreign Sales Contracts

Details of the foreign currency forward sales contracts are as shown below:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturities		Notional amount	Fair value	Maturities

U.S. dollars	U.S.$	(107)	$(1)	2009	U.S.$	473	$52	2008
Australian dollars	AUD$	108	$(1)	2009	AUD$	82	$1	2008

2008 Notes to the Consolidated Financial Statements     91

II.   Hedges of Future Foreign Currency Obligations

TransAlta's future foreign currency obligations are related to foreign capital purchases. The Corporation has hedged these obligations through forward purchase contracts as follows:

As at Dec. 31	2008					2007

Currency sold	Amount sold	Currency purchased	Amount purchased	Fair value asset	Maturities	Amount sold	Amount purchased	Fair value liability	Maturities

Canadian dollars	$51	U.S.$	U.S.$48	$8	2009-2010	$96	U.S.$87	$(11)	2008-2010
Australian dollars	–	CDN$	–	–		$6	$5	–	2008
Australian dollars	–	U.S.$	–	–		$2	$2	–	2008
U.S. dollars	–	GBP	–	–		$2	GBP1	–	2008
Canadian dollars	$84	Euro	EUR57	$13	2009	$69	EUR46	$(3)	2008

III.   Interest Rate Risk Management

The Corporation has converted fixed interest rate debt with rates ranging from 6.65 per cent to 6.9 per cent to floating rates through receive fixed/pay floating interest rate swaps as shown below:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturities		Notional amount	Fair value	Maturities

Fixed rate debt		$100	$12	2011		$200	$11	2011
	U.S.$	100	$21	2018	U.S.$	100	$2	2013

The Corporation has a forward start pay fixed swap outstanding at fixed rates ranging from 3.3 per cent to 4.2 per cent, as shown below:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturity		Notional amount	Fair value	Maturity

Floating rate debt	U.S.$	300	$(46)	2019	U.S.$	200	$9	2018

Including the interest rate swaps above, 24 per cent of the Corporation's debt is subject to floating interest rates (2007 – 38 per cent).

At Dec. 31, 2008, a $33 million asset (2007 – $13 million) related to the fair value of the interest rate swaps was recorded in long-term risk management assets.

B.   Non-Hedges

I.   Cross-Currency Swaps

The Corporation has an intercompany loan between its Australian and Barbados companies. Cross-currency interest rate swaps have been entered into in order to limit the Corporation's exposure to fluctuations in market interest rates. Details of the notional amounts of cross-currency interest rate swaps are as follows:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturity		Notional amount	Fair value	Maturity

Australian dollars	AUD$	41	$1	2009	AUD$	80	$(13)	2009

II.   Held for Trading and Total Return Swaps

The Corporation at times enters into foreign exchange forwards to hedge future foreign denominated earnings and future expenses. Hedge accounting is not pursued for these types of transactions. These items are classified as held for trading, and changes in the fair values associated with these transactions are recognized in net earnings.

The Corporation also has employee compensation and deferred share units programs under which share grants or cash awards whose value depends on the share price are provided to certain employees and directors of the Corporation. To lower its cost of compensation, the Corporation has locked in the Dec. 31, 2008 settlement cost using a total return swap.

Details on the notional amounts of held for trading and total return swaps are as follows:

As at Dec. 31		2008				2007

		Notional amount	Fair value	Maturities		Notional amount	Fair value	Maturities

U.S. dollars	U.S.$	90	$(2)	2009	U.S.$	15	$–	2008

10.  Hedging Activities

Derivative and non-derivative financial instruments are used to manage exposures to interest, commodity prices, currency, credit, and other market risks. When derivatives are used to manage the Corporation's own exposures, the Corporation determines for each derivative whether hedge accounting can be applied. Where hedge accounting can be applied and the Corporation chooses to seek hedge accounting treatment, a hedge relationship is designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposure of a net investment in a self-sustaining foreign operation. The derivative must be highly effective in accomplishing the objective of offsetting either changes in the fair value or cash flows attributable to the hedged risk both at inception and over the life of the hedge. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

A.   Fair Value Hedges

Interest rate swaps are used to hedge exposures to the changes in a fixed interest rate instrument's fair value caused by changes in interest rates. Foreign exchange contracts are also used to hedge foreign currency denominated assets and liabilities.

No ineffective portion of fair value hedges was recorded in 2008, 2007, or 2006.

92     TransAlta Corporation    Annual Report 2008

B.   Cash Flow Hedges

Forward sale and purchase contracts, as well as foreign exchange contracts, are used to hedge the variability in future cash flows. All components of each derivative's change in fair value have been included in the assessment of cash flow hedge effectiveness.

For the year ended Dec. 31, 2008, a pre-tax unrealized gain of $327 million (2007 – loss of $57 million, 2006 – nil) was recorded in OCI for the effective portion of the cash flow hedges, and a pre-tax total of $91 million (2007 – $25 million, 2006 – nil) related to amounts previously related to OCI was reclassified to net earnings. For the year ended Dec. 31, 2008, a realized loss of nil (2007 – nil, 2006 – nil), was recognized in earnings for the ineffective portion.

Over the next 12 months, the Corporation estimates that $17 million (2007 – $44 million) of after-tax losses will be reclassified from AOCI to net earnings. These estimates assume constant gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors. In addition, it is the Corporation's intent to settle a substantial portion of the cash flow hedges by physical delivery of the underlying commodity, resulting in gross settlement at the contract price. These contracts are designated as all-in-one hedges and are required to be accounted for as cash flow hedges. However, unlike a typical financial derivative used in a hedging relationship, which results in a net settlement with the counterparty, these contracts will not likely result in a net cash outflow to the Corporation, despite their fair value usually resulting in a liability and a related AOCI loss on the Corporation's balance sheet. For contracts settled by physical delivery, the Corporation will physically deliver the electricity at the price fixed under the contract, and receive cash payment for that physical delivery. Any related cash flow hedge after-tax losses will be offset by the notional fair value of the contract. If the all-in-one hedge contracts cannot be settled by physical delivery of the underlying commodity they will be settled financially.

C.   Net Investment Hedges

Foreign exchange contracts and foreign currency denominated liabilities are used to manage the Corporation's foreign currency exposures to net investments in self-sustaining foreign operations having a functional currency other than the Canadian dollar. Foreign denominated expenses are also used to assist in managing foreign currency exposures on earnings from self-sustaining foreign operations.

For the year ended Dec. 31, 2008, the net after-tax gain of $47 million (2007 – gain of $19 million), relating to the net investment in foreign operations, net of hedging, was recognized in OCI.

The following table presents the fair values of derivative instruments categorized by their hedging relationships, as well as derivatives that are not designated in hedging relationships.

As at Dec. 31	2008					2007

	Fair value hedges	Cash flow hedges	Net investment hedges	Not designated in a hedging relationship	Total	Total

Financial assets
Derivative instruments	$33	$306	$2	$80	$421	$215
Financial liabilities
Derivative instruments	$(46)	$(122)	$(2)	$(80)	$(250)	$(309)

U.S. dollar denominated long-term debt with a face value of U.S.$1,100 million (2007 – U.S.$600 million), and U.S. dollar denominated short-term debt with a face value of U.S.$238 million (2007 – nil) has been designated as a part of the hedge of TransAlta's self-sustaining foreign operations.

11.  Inventory

Inventory primarily represents coal and natural gas fuels that are valued at the lower of cost and net realizable value. The classifications are as follows:

As at Dec. 31	2008	2007

Coal	$45	$23
Natural gas	5	7
Purchased emission credits	1	–

Total	$51	$30

The increase in coal inventory in 2008 compared to 2007 is primarily due to lower production at the Alberta Thermal plant and increased costs at the Alberta Thermal and Centralia Thermal plants.

The change in inventory is outlined below:

Balance, Dec. 31, 2007	$30
Net additions	12
Change in foreign exchange rates	9

Balance, Dec. 31, 2008	$51

No inventory is pledged as security for liabilities.

For the years ended Dec. 31, 2008 and Dec. 31, 2007, no inventory was written down from its carrying value nor were any writedowns recorded in previous periods reversed back into earnings.

2008 Notes to the Consolidated Financial Statements     93

12.  Restricted Cash

Restricted cash is comprised of debt service funds that are legally restricted, and require the maintenance of specific minimum balances equal to the next debt service payment, and amounts restricted for capital and maintenance expenditures.

The change in restricted cash is outlined below:

Balance, Dec. 31, 2007	$242
Amount returned to TransAlta	(248)
Change in foreign exchange rates	6

Balance, Dec. 31, 2008	$–

During 2008, a subsidiary closed its position under a credit derivative agreement. The investment in notes held in trust as security for the subsidiary's obligation of $245 million under this agreement was returned to the subsidiary.

13.  Investments

Investments previously represented TransAlta's investment in the Corporation's wholly owned Mexican operations.

On Oct. 8, 2008, the Corporation completed the sale of the Mexican operations to InterGen for $334 million. The Corporation recorded a charge to 2008 earnings of $62 million, net of tax, to reflect the difference between the net carrying value and anticipated net sale price of these assets. The gross charge of $97 million is recorded in equity loss and $35 million of tax recovery is recorded in income tax expense (Note 27).

14.  Long-Term Receivables

In 2008, the Corporation received a notice of reassessment from the federal taxation authority relating to the disposal of the transmission business in the 2002 taxation year (Note 6). The Corporation is in the process of challenging this reassessment. Since it is anticipated that the dispute will not be resolved within one year, any prepayment transfers and cash paid are recorded as a long-term receivable.

The Corporation has a right to recover a portion of future asset retirement costs. The estimated present value of these payments has also been recorded as a long-term receivable.

15.  Property, Plant, and Equipment ("PP&E ")

As at Dec. 31		2008			2007

	Depreciation rates	Cost	Accumulated depreciation and amortization	Net book value	Cost	Accumulated depreciation and amortization	Net book value

Thermal generation equipment	2%-67%	$4,835	$1,993	$2,842	$4,338	$1,752	$2,586
Mining property & equipment	2%-50%	763	352	411	617	330	287
Gas generation	3%-33%	2,244	1,030	1,214	2,157	944	1,213
Geothermal generation	3%-33%	386	87	299	288	42	246
Hydro generation	1%-50%	399	226	173	385	215	170
Wind generation	3%-5%	375	39	336	209	33	176
Capital spares and other	2%-50%	228	68	160	186	62	124
Assets under construction	–	443	–	443	181	–	181
Coal rights [1]	–	134	83	51	133	80	53
Land	–	63	–	63	52	–	52
Transmission systems	3%-4%	49	20	29	47	18	29

Total		$9,919	$3,898	$6,021	$8,593	$3,476	$5,117

1
Coal rights are amortized on a unit-of-production basis, based on the estimated mine reserve.

The Corporation capitalized $21 million of interest to PP&E in 2008 (2007 – $6 million, 2006 – nil).

An increase in foreign exchange rates from 2007 to 2008 has resulted in a $280 million increase in net book value of property, plant, and equipment. The change in foreign exchange rates related to translation of self-sustaining foreign operations does not affect earnings; rather any cumulative translation gain is reflected in AOCI.

16.  Assets Held for Sale

During 2008, mining equipment with a net book value of $2 million related to the cessation of mining activities at the Centralia coal mine was sold for proceeds of $7 million; the remainder of the mining and reclamation equipment was reclassified to property, plant, and equipment as it is being retained for reclamation activities. This reclassification did not, and is not anticipated to, have a material impact on depreciation expense.

17.  Goodwill

The change in goodwill is outlined below:

Balance, Dec. 31, 2007	$125
Change in foreign exchange rates	17

Balance, Dec. 31, 2008	$142

94     TransAlta Corporation    Annual Report 2008

A portion of goodwill is related to CE Gen and is therefore denominated in U.S. dollars. The change in foreign exchange rates related to translation of self-sustaining foreign operations does not affect earnings and the cumulative translation gain is reflected in AOCI.

18.  Intangible Assets

The change in intangible assets is outlined below:

	Cost	Accumulated amortization	Net book value

Balance, Dec. 31, 2007	$401	$192	$209
Change in foreign exchange rates	98	53	45
Amortization	–	41	(41)

Balance, Dec. 31, 2008	$499	$286	$213

The majority of intangible assets are related to CE Gen and are therefore denominated in U.S. dollars. The change in foreign exchange rates related to translation of self-sustaining foreign operations does not affect earnings and the cumulative translation gain is reflected in AOCI.

19.  Other Assets

As at Dec. 31	2008	2007

Deferred license fees	$21	$22
Deferred contract costs	8	14
Deferred project development costs	9	15
Other	5	10

Other assets	$43	$61

Deferred license fees consist primarily of an Australian license for a lease on the land on which the power station assets are located, which is being amortized on a straight-line basis over the useful life of the power station assets to which the license relates.

Deferred contract costs consist of prepayments related to long-term contracts, which are being amortized on a straight-line basis over the term of the related contracts.

20.  Short-Term Debt

As at Dec. 31	2008			2007

	Outstanding	Interest	[1]	Outstanding	Interest	[1]

Commercial paper	$–	–		$204	4.9%
Bank debt[2]	443	2.8%		447	5.2%

Total short-term debt	$443			$651

1
Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.

2
Bank debt is in the form of Bankers' Acceptances and other commercial borrowings.

The short-term debt instruments are drawn on the Corporation's $1.5 billion committed syndicated bank credit facility and on the Corporation's U.S.$300 million other commercial borrowings.

The $1.5 billion committed syndicated bank facility is dated July 2003 and is the primary source for short-term liquidity. The facility is a five-year revolver and was last renewed in May 2007, extending the maturity date to 2012. The syndicated credit facility is governed by reasonable commercial terms and bears interest at a floating rate currently of 2.27%.

The U.S.$300 million other commercial borrowings are a five-year facility, which bears interest at a floating rate currently of 3.46%.

21.  Long-Term Debt and Net Interest Expense

A.   Amounts Outstanding

As at Dec. 31	2008				2007

	Carrying value	Cost	Interest	[1]	Carrying value	Cost	Interest	[1]

Debentures, due 2009 to 2033	$682	$681	6.8%		$950	$946	6.5%
Senior notes, (2008 – U.S.$1,100 million, 2007 – U.S.$600 million)	1,352	1,344	6.3%		573	586	6.3%
Non-recourse	265	265	7.4%		241	242	7.4%
Notes payable – Windsor plant	37	37	7.4%		43	43	7.4%
Commercial loan obligation	29	29	5.9%		30	30	5.9%

	2,365	2,356			1,837	1,847
Less: current portion	(244)	(244)			(154)	(154)

Total long-term debt	$2,121	$2,112			$1,683	$1,693

1
Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.

Fixed rate components of debentures and senior notes are hedged and therefore recorded at fair value. Non-recourse debt is not hedged and therefore recorded at cost.

2008 Notes to the Consolidated Financial Statements     95

Debentures bear interest at fixed rates ranging from 6.6 per cent to 7.3 per cent. The Corporation has converted $100 million fixed interest rate debt with a rate of 6.9 per cent to floating rates through the use of receive fixed/pay floating interest rate swaps (Note 9). These interest rate swaps mature in 2011. Debentures in the amount of $265 million matured in 2008.

In 2008, $100 million of debentures were redeemed by the holder of the debentures at a price of $98.45 per $100 of notional. The debentures had been issued at a fixed interest rate of 5.49 per cent, maturing in 2023 and redeemable at the option of the holder in 2008. In 2008, $50 million of debentures were redeemed at a negotiated price. The debentures were originally issued at a fixed interest rate of 5.66 per cent and were to mature in 2033.

Senior Notes U.S.$300 million of the senior notes bear an interest rate of 5.8 per cent and mature in 2013 and another U.S.$300 million bear an interest rate of 6.8 per cent and mature in 2012. The remaining U.S. $500 million of the U.S. $1,100 million senior notes bear an interest rate of 6.7 per cent and mature in 2018. In addition, the Corporation converted U.S.$100 million fixed interest rate debt with a rate of 6.7 per cent to floating rates through the use of receive fixed/pay floating interest rate swaps. These interest rate swaps mature in 2018. All senior notes have been designated as a hedge of the Corporation's net investment of U.S. operations. In 2008, the Corporation issued senior notes in the amount of U.S.$500 million. The senior notes bear interest at a rate of 6.65 per cent and mature in 2018.

Non-Recourse Debt consists of project financing debt, debt securities and senior secured bonds of CE Gen and debt related to the Wailuku River Hydroelectric L.P ("Wailuku") acquisition. The CE Gen related assets have been pledged as security for the project financing debt. The CE Gen debt securities are non-recourse, have maturity dates ranging from 2010 to 2018 and interest rates ranging from 7.5 per cent to 8.3 per cent. This debt is recorded at cost; the fair value as at Dec. 31, 2008 was $248 million (2007 – $257 million). The outstanding balance of the non-recourse senior secured bonds as of Dec. 31, 2008 was $149 million (2007 – $133 million), bear interest at 7.4 per cent, and are due in 2018. Wailuku debt at Dec. 31, 2008 has a cost of U.S.$9 million (2007 – U.S.$9 million) and bears interest at a floating rate currently of 1.2 per cent.

Notes Payable – Windsor Plant notes bear interest at fixed rates and are recourse to the Corporation through a standby letter of credit. These mature in November 2030.

Commercial Loan Obligation bears an interest rate of 5.9 per cent and will mature in 2023. This is an unsecured loan and requires annual payments of interest and principal.

B.   Principal Repayments

2009	$244
2010	32
2011	254
2012	397
2013	396
2014 and thereafter	1,033

Total[1]	$2,356

1
Excludes impact of derivatives.

C.   Interest Expense

Year ended Dec. 31	2008	2007	2006

Interest on long-term debt	$147	$145	$154
Interest on short-term debt	30	26	13
Interest on preferred securities	–	–	14
Interest income	(46)	(32)	(13)
Capitalized interest	(21)	(6)	–

Net interest expense	$110	$133	$168

The Corporation capitalizes interest during the construction phase of longer-term capital projects. The capitalized interest in 2008 relates to Keephills 3, Kent Hills, Summerview, and Blue Trail. In 2007 the capitalized interest related to the Corporation's investment in Keephills 3 and Kent Hills.

In the current year, an appeal was resolved pertaining to the timing of revenue recognition and deductions on previous years' tax returns based on applicable income tax laws. Consequently, $30 million of refund interest received and due from taxation authorities was recorded as interest income.

D.   Guarantees

I.   Letters of Credit

Letters of credit are issued to counterparties that have credit exposure to certain subsidiaries. If the Corporation or its subsidiary does not pay amounts due under the contract, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued. Any amounts owed by the Corporation or its subsidiaries are reflected in the consolidated balance sheets. All letters of credit expire within one year and are expected to be renewed, as needed, through the normal course of business. The total outstanding letters of credit as at Dec. 31, 2008 totalled $430 million (2007 – $550 million) with nil (2007 – nil) amounts exercised by third parties under these arrangements. TransAlta has a total of $2.2 billion of committed and uncommitted credit facilities of which $1.4 billion is not drawn and is available as of Dec. 31, 2008, subject to customary borrowing conditions.

TransAlta letters of credit do not contain recourse provisions nor does the Corporation hold any assets as collateral against the guarantees issued.

96     TransAlta Corporation    Annual Report 2008

22.  Asset Retirement Obligations

A reconciliation between the opening and closing asset retirement obligation balances is provided below:

Balance, Dec. 31, 2006	$329
Liabilities incurred in period	3
Liabilities settled in period	(38)
Accretion expense	24
Revisions in estimated cash flows	(19)
Change in foreign exchange rates	(23)

Balance, Dec. 31, 2007	$276

Liabilities incurred in period	3
Liabilities settled in period	(37)
Accretion expense	22
Revisions in estimated cash flows	10
Change in foreign exchange rates	23

$297
Less current portion	(45)

Balance, Dec. 31, 2008	$252

The Corporation has a right to recover a portion of future asset retirement costs. The estimated present value of these payments has been recorded as a long-term receivable (Note 14).

During 2008, the Corporation prepared a revised decommissioning cost estimate of the future asset retirement costs at certain facilities. As a result, the total expected costs have been increased by $10 million (2007 – reduced by $19 million).

TransAlta estimates that the undiscounted amount of cash flow required to settle the asset retirement obligations is approximately $0.8 billion, which will be incurred between 2009 and 2072. The majority of the costs will be incurred between 2020 and 2030. A discount rate of eight per cent and an inflation rate of 2.3 per cent were used to calculate the carrying value of the asset retirement obligations. At Dec. 31, 2008, the Corporation had a surety bond in the amount of U.S.$192 million (2007 – U.S.$192 million) in support of future retirement obligations at the Centralia coal mine. At Dec. 31, 2008, the Corporation had letters of credit in the amount of $57 million (2007 – $50 million) in support of future retirement obligations at the Alberta mines.

23.  Deferred Credits and Other Long-Term Liabilities

As at Dec. 31	2008	2007

Deferred coal revenues (Note 28)	$31	$9
Sale of emission credits	7	9
Power purchase arrangement in limited partnership	23	25
Accrued benefit liability (Note 34)	40	48
Other	21	10

Total deferred credits and other long-term liabilities	$122	$101

The power purchase arrangement in the limited partnership represents the fair value adjustments for the Sheerness Generating Station to deliver power at less than the prevailing market price at the time of the acquisition of the plant by TransAlta Cogeneration, L.P. ("TA Cogen"). The power purchase arrangement is amortized on a straight-line basis over the life of the contract.

24.  Common Shares

A.   Issued and Outstanding

The Corporation is authorized to issue an unlimited number of voting common shares without nominal or par value.

Year ended Dec. 31	2008			2007

	Common shares (millions	)	Amount	Common shares (millions	)	Amount

Issued and outstanding, beginning of year	200.9		$1,781	202.4		$1,782
Stock options expired	–		–	–		(2)
Issued for cash under stock option plans	0.4		8	0.8		19
Issued under Performance Share Ownership Plan	0.2		7	0.1		3
Shares purchased under NCIB (Note 25)	(3.9)		(35)	(2.4)		(21)

Issued and outstanding, end of year	197.6		$1,761	200.9		$1,781

On Feb. 1, 2008, one million stock options were granted at an exercise price of $31.97, being the last sale price of board lots of the shares on the TSX the day prior to the day the options were granted for Canadian employees, and U.S.$31.83, being the closing sale price on the New York Stock Exchange on the same date for U.S. employees. These options will vest in equal installments over four years starting Feb. 1, 2009 and expire on Feb. 1, 2019 (Note 33).

2008 Notes to the Consolidated Financial Statements     97

At Dec. 31, 2008 the Corporation had 1.7 million outstanding employee stock options (2007 – 1.2 million). For the year ended Dec. 31, 2008, 0.3 million options with a weighted average exercise price of $20.52 were exercised resulting in 0.3 million shares issued, and 0.2 million options were cancelled with a weighted average exercise price of $27.96.

B.   Shareholder Rights Plan

The primary objective of the Shareholder Rights Plan is to provide the Corporation's Board of Directors sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made for the Corporation and to provide every shareholder with an equal opportunity to participate in such a bid. The plan was originally approved in 1992, and has been revised since that time to ensure conformity with current practices. The plan was last approved by shareholders on April 26, 2007.

When an acquiring shareholder commences a bid to acquire 20 per cent or more of the Corporation's common shares, other than by way of a Permitted Bid, where the offer is made to all shareholders by way of a takeover bid circular, the rights granted under the Shareholder Rights Plan become exercisable by all shareholders except those held by the acquiring person. Each right will entitle the shareholder to acquire an additional $200 worth of common shares for $100.

C.   Dividend Reinvestment and Share Purchase ("DRASP") Plan

Under the terms of the DRASP plan, participants are able to purchase additional common shares by reinvesting dividends. Effective Jan. 1, 2007, the Corporation amended the DRASP plan, whereby after Dec. 31, 2006, the five per cent discount on the price of shares purchased through the DRASP plan and issued from treasury was suspended. After Dec. 31, 2006, shares purchased under the DRASP plan are acquired in the open market at 100 per cent of the average purchase price of common shares acquired on the TSX on the investment dates.

D.   Earnings Per Share ("EPS")

Year ended Dec. 31	2008	2007	2006

Net earnings	$235	$309	$45
Basic and diluted weighted average number of common shares outstanding	199	202	201

Earnings per share
Basic	$1.18	$1.53	$0.22
Diluted	$1.18	$1.53	$0.22

The effect of the PSOP does not materially affect the calculation of the total weighted average number of common shares outstanding (Note 33).

25.  Shareholders ' Equity

A.   Shareholder's Equity Reconciliation

	Common shares	Retained earnings	Accumulated Other Comprehensive (Loss)/Income	Total shareholders' equity

Balance, Dec. 31, 2007	$1,781	$763	$(245)	$2,299
Net earnings for the year ended Dec. 31, 2008	–	235	–	235
Common shares issued (dividends declared)	15	(215)	–	(200)
Shares purchased under NCIB	(35)	(95)	–	(130)
Gains on translating financial statements of self-sustaining foreign operations, net of tax	–	–	47	47
Gains on derivatives designated as cash flow hedges, net of tax	–	–	198	198
Derivatives designated as cash flow hedges in prior periods transferred to the balance sheet and net earnings in the current period	–	–	69	69
Loss on Mexico sale reclassified to statement of earnings (Note 27)	–	–	(8)	(8)

Balance, Dec. 31, 2008	$1,761	$688	$61	$2,510

B.   Components of AOCI

As at Dec. 31	2008	2007

Cumulative unrealized gains (losses) on translating financial statements of self-sustaining foreign operations, net of tax	$(7)	$(45)
Cumulative unrealized gains (losses) on cash flow hedges, net of tax	68	(200)

Accumulated Other Comprehensive Income (Loss)	$61	$(245)

C.   Normal Course Issuer Bid ("NCIB") Program

On May 5, 2008, TransAlta announced plans to renew the NCIB program until May 5, 2009. The Corporation received the approval to purchase, for cancellation, up to 19.9 million of its common shares representing 10 per cent of the 199 million common shares issued and outstanding as at April 23, 2008. Any purchases undertaken will be made on the open market through the TSX at the market price of such shares at the time of acquisition.

98     TransAlta Corporation    Annual Report 2008

For the year ended Dec. 31, 2008, TransAlta purchased 3,886,400 (2007 – 2,371,800) shares at an average price of $33.46 (2007 – $31.59) per share. The shares were purchased for an amount higher than their weighted average book value per share of $8.95 per share (2007 – $8.92 per share) resulting in a reduction of retained earnings of $95 million (2007 – $54 million).

As at Dec. 31	2008	2007

Total shares purchased	3,886,400	2,371,800
Average purchase price per share	$33.46	$31.59

Total cost	$130	$75
Weighted average book value of shares cancelled	35	21

Reduction to retained earnings	$95	$54

Given the current unprecedented level of volatility in the financial markets, TransAlta has decided to suspend purchases under its NCIB program at this time in order to maintain maximum financial flexibility. TransAlta will re-evaluate financial market conditions throughout 2009 to determine the best use of cash resources going forward.

26.  Capital

TransAlta's components of capital are listed below:

As at Dec. 31	2008	2007	Increase/ (decrease)

Short-term debt including current portion of long-term debt	$687	$805	$(118)
Less: cash and cash equivalents	(50)	(51)	1

	637	754	(117)
Long-term debt
Recourse	1,889	1,474	415
Non-recourse	232	209	23
Non-controlling interests	469	496	(27)
Common shareholders' equity
Common shares	1,761	1,781	(20)
Retained earnings	688	763	(75)
AOCI	61	(245)	306

	5,100	4,478	622

Total capital	$5,737	$5,232	$505

The long-term portion of recourse debt increased from Dec. 31, 2007 as a result of the issuance of senior notes in the amount of U.S.$500 million and changes in exchange rates. This increase in long-term debt was partially offset by scheduled payments.

TransAlta's strategy for managing capital remained unchanged from Dec. 31, 2007.

TransAlta's objectives in managing capital are to:

A.   Maintain an Investment Grade Credit Rating:

The Corporation operates in a long-cycle and capital intensive commodity business, and it is therefore a priority to maintain an investment grade credit rating as it allows the Corporation to access capital markets at reasonable rates. TransAlta monitors key capital ratios similar to those used by key rating agencies. While these ratios are not publicly available from credit agencies, TransAlta's management has defined these ratios and manages capital in line with those expectations:

Cash flow to interest Cash flow from operating activities before changes in working capital plus net interest expense divided by net interest expense excluding capitalized interest. TransAlta targets this ratio to be a minimum multiple of four.

Cash flow to total debt Cash flow from operating activities before changes in working capital divided by two-year average of total debt. TransAlta targets this ratio to be a minimum of 25 per cent.

Debt to invested capital Short-term debt and long-term debt less cash and cash equivalents divided by total debt, non-controlling interests, and common shareholders' equity less cash and cash equivalents. TransAlta targets this ratio to be less than 55 per cent.

These ratios are presented below:

Year ended Dec. 31	2008	2007

Cash flow to interest (times)	7.2	6.6
Cash flow to total debt (%)	31.1	30.7
Debt to invested capital (%)	48.1	46.8

The increase in cash flow to interest resulted from increased cash from operating activities and lower interest expense. The increase in cash flow to total debt resulted from an increase in cash flows from operating activities offsetting the increase in debt balances (Notes 20 and 21). TransAlta routinely monitors forecasts for earnings, capital expenditures, and scheduled repayment of debt with a goal of meeting the above ratio targets.

2008 Notes to the Consolidated Financial Statements     99

B.   Ensure Sufficient Cash and Credit is Available to Fund Operations, Pay Dividends, and Invest in Capital Assets:

These amounts are summarized in the table below:

Year ended Dec. 31	2008	2007	Increase/ (decrease)

Cash flow from operating activities	$1,038	$847	$191
Dividends paid	(212)	(205)	(7)
Capital asset expenditures	(1,006)	(599)	(407)

Net cash (outflow) inflow	$(180)	$43	$(223)

The decrease in the total net cash flows primarily resulted from higher capital expenditures on growth projects.

While any of the existing debentures are outstanding, the Corporation will not issue or in any other manner become liable for any indebtedness, unless the aggregate principal amount of the Corporation's indebtedness, as defined in the Corporation's trust indenture, does not exceed 75 per cent of total capital.

TransAlta's credit facilities are unsecured and provide funds in either Canadian or U.S. currencies. They contain standard terms and conditions including covenants with respect to financial leverage and cashflow coverage that would be considered typical of bank credit facilities of this nature.

TransAlta's formal dividend policy targets to pay shareholders an annual dividend in the range of 60 to 70 per cent of comparable earnings. TransAlta's management defines comparable earnings as net earnings adjusted for items that are expected to be non-recurring in the future.

27.  Acquisitions and Disposals

A.   Acquisitions

On Feb. 17, 2006, the Corporation acquired a 50 per cent ownership in Wailuku for $1 million. The acquisition is accounted for using the purchase method of accounting. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The financial operations of Wailuku have been proportionately consolidated with those of TransAlta.

Net assets acquired at assigned values:

Working capital, including cash of $0.3 million	$(3)
Property, plant, and equipment	26
Long-term debt, including current portion	(22)

Total	$1

Consideration:
Cash	$1

This has been reported under "other" on the investing section of the cash flow statement.

B.   Disposals

On Oct. 8, 2008, TransAlta successfully completed the sale of the Mexican business to InterGen for a sale price of $334 million (Note 13). The sale included the plants at both facilities and all associated commercial arrangements.

The details of the sale are as follows:

Contractual proceeds		$334
Less: closing costs		(3)

Net proceeds excluding cash on hand of $1 million		331
Book value of investment		420

Loss before deferred foreign exchange losses		89
Deferred foreign exchange losses on the net assets of the Mexican operations	$147
Deferred gains on financial instruments designated as hedges of the net assets of the Mexican operations	(148)
Income tax expense on financial instruments	9

Deferred foreign exchange losses		8

Loss before income taxes		$97

Income tax recovery		35

Net loss		$62

Included in the book value of the investment is a provision for representations and warranties of $13 million.

28.  Related Party Transactions

On January 1, 2009, TAU and TransAlta Energy Corporation ("TEC") transferred certain generation and transmission assets to a newly formed internal partnership, TransAlta Generation Partnership ("TAGP"), before amalgamating with TransAlta Corporation.

On Dec.16, 2006, TAU, a wholly owned subsidiary, entered into an agreement with the partners of the Keephills 3 joint venture project to supply coal for the coal-fired plant. The joint venture project is held in a partnership with EPCOR Power Development Corporation. TAU will supply coal

100     TransAlta Corporation    Annual Report 2008

until the earlier of the permanent closure of the Keephills 3 facility or from early termination of the agreement by TAU and the partners of the joint venture. As at Dec. 31, 2008, TAU had received $27 million from Keephills 3 Limited Partnership, a wholly owned subsidiary, for the right to coal. Commercial operation of the Keephills plant is scheduled to commence in the first quarter of 2011. Payments received prior to that date for the right to coal are recorded in deferred revenues and will be amortized into revenue over the life of the coal supply agreement when operations commence.

In August 2006, TransAlta entered into an agreement with CE Gen, a corporation jointly controlled by TransAlta and MidAmerican Energy Holdings Company ("MidAmerican"), a subsidiary of Berkshire Hathaway, whereby TransAlta buys available power from certain CE Gen subsidiaries at a fixed price. As this available power is from plants that are already contracted, the value of this agreement is immaterial. In addition, CE Gen has entered into contracts with related parties to provide administrative and maintenance services.

For the period November 2002 to November 2012, one of TransAlta's subsidiaries, TA Cogen, entered into various transportation swap transactions with TEC. TEC operates and maintains TA Cogen's three combined-cycle power plants in Ontario and a plant in Fort Saskatchewan, Alberta. TEC also provides management services to the Sheerness thermal plant, which is operated by Canadian Utilities Limited. The business purpose of these transportation swaps is to provide TA Cogen with the delivery of fixed price gas without being exposed to escalating costs of pipeline transportation for three of its plants over the period of the swap. The notional gas volume in the transaction was the total delivered fuel for each of the facilities. Exchange amounts are based on the market value of the contract. TransAlta entered into an offsetting contract and therefore has no risk other than counterparty risk.

29.  Contingencies

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. Although there can be no assurance that any particular claim will be resolved in the Corporation's favour, the Corporation does not believe that the outcome of any claims or potential claims of which it is currently aware will have a material adverse effect on the Corporation, taken as a whole.

30.  Commitments

A significant portion of the Corporation's electricity and thermal sales revenues are subject to PPAs and long-term contracts. Commencing Jan. 1, 2001, a large portion of Alberta's coal generating assets became subject to long-term PPAs for a period approximating the remaining life of each plant or unit. These PPAs set a production requirement and availability target for each plant or unit and the price at which each MWh will be supplied to the customer. Remaining coal capacity in Alberta is sold on the open electricity market.

A portion of Poplar Creek's electrical and all of its steam capacity is committed to the customer under a long-term contract. The remaining electrical capacity may be taken by the customer at specified rates or sold on the open electricity market by TransAlta. Other gas-fired facilities in Alberta supply steam and/or electricity to specified customers under long-term contracts with additional requirements for availability, reliability and other plant-specific performance measures.

Sarnia has 20-year contracts with a customer group with three five-year options for extensions to the contracts. The contracts allow for up to 40 per cent of the plant's maximum capacity. These contracts set payments for peak megawatts, total megawatt hours supplied to the customers and steam consumed, while TransAlta assumes the availability and heat rate risk. On Jan. 1, 2006, TransAlta signed a five-year agreement with the Ontario Power Authority to supply up to 500 megawatts ("MW") of electricity to the Ontario electricity market. The remaining capacity at Sarnia is available for export to the merchant market, based on market prices. Production at the remaining Ontario plants is subject to contracts expiring in five to 10 years.

Mississauga, Windsor-Essex, and Ottawa have contracts that set availability targets and the price at which the plant will be paid per MWh produced, as well as risk sharing of fuel costs based on market prices. Thermal energy contracts for Mississauga and Windsor expire at the same time as the energy production contracts and are with a different customer base. Ottawa has thermal contracts with three different customers. The contract with the main customer expires at the end of 2022. These contracts set payments for volumes consumed, while TA Cogen assumes the heat rate risk. On Oct. 12, 2007, the Corporation signed an agreement amending the original PPA with the Ontario Electricity Financial Corporation ("OEFC") for the Ottawa Cogeneration Power Plant. The agreement was entered into to ensure continued plant production following the expiry of long-term natural gas supply contracts. The agreement will be in effect from Nov. 1, 2007 until Dec. 31, 2012.

At Centralia Thermal, a significant portion of production is subject to short- to medium-term energy sales contracts.

Centralia Thermal has various coal supply and associated rail transport contracts to provide coal for use in production. During 2008, TransAlta entered into various coal supply agreements with three suppliers for the Centralia Thermal plant. The coal supply agreements allow TransAlta to take delivery of coal at fixed volumes and prices, with dates ranging from June 1, 2008 to Dec. 31, 2013. The obligation under these agreements is expected to be U.S.$157 million over the six-year period.

At Alberta Thermal, the mines are operated by a third party who is paid a fixed amount to provide a budgeted supply of coal. These amounts are included under coal supply and mining agreements.

During 2008, TransAlta entered into several five-year agreements with Bonneville Power Administration Transmission ("BPAT") to purchase 400 MW of Pacific Northwest transmission network capacity. Provided BPAT can meet certain conditions for delivering the service, the Corporation is committed to taking the services at BPAT's tariff rate whether it is awarded immediately or delivered in the future after additional facilities are constructed. The obligation under these agreements is expected to be U.S.$46 million for the five-year period.

On May 27, 2008, TransAlta announced a 66 MW expansion of its Summerview wind farm located in southern Alberta near Pincher Creek. The capital cost of the project is estimated at $123 million with construction commencing in the second quarter of 2009 and commercial operations expected to begin in the first quarter of 2010. As at Dec. 31, 2008, total capital spend on this project was $25 million.

On April 21, 2008, TransAlta announced a 53 MW efficiency uprate at TransAlta's Sundance facility. The total capital cost of the project is estimated at $75 million with commercial operations expected to commence by the end of 2009. As at Dec. 31, 2008, total capital spend on this project was $17 million.

2008 Notes to the Consolidated Financial Statements     101

On Feb. 13, 2008, TransAlta announced plans to design, build, and operate Blue Trail, a 66 MW wind power project in southern Alberta. The capital cost of the project is estimated at $115 million. Commercial operations are expected to commence in the fourth quarter of 2009. As at Dec. 31, 2008, total capital spend on this project was $26 million.

On June 21, 2007, TAU entered into an agreement with Bucyrus Canada Limited and Bucyrus International Inc. for the purchase of a dragline to be used primarily in the supply of coal to the Keephills 3 joint venture project. The total dragline purchase costs include approximately $121 million for the purchase of the equipment, and an additional $29 million for the assembly and commissioning of the dragline, for a total of approximately $150 million, with final payments for goods and services due by May 2010. As at Dec. 31, 2008, total payments under this agreement were $79 million.

Keephills 3 plant construction and associated mine capital costs via the Keephills 3 Limited Partnership are anticipated to be approximately $1.7 billion with final payments for goods and services due by 2011. TransAlta's proportionate share is approximately $840 million. As at Dec. 31, 2008, total spend on this project was $431 million.

On Dec. 31, 2008, commercial operations began at the wind power facility in New Brunswick ("Kent Hills"). TransAlta also signed a purchase and sale agreement with Vector Wind Energy, a wholly owned subsidiary of Canadian Hydro Developers Inc., for its Fairfield Hill wind power site. Under the purchase and sale agreement, TransAlta acquired Canadian Hydro's Fairfield Hill wind power site, including the option to develop the site at a future date, for $1 million. Natural Forces Technologies Inc. has an option to purchase up to 17 per cent of the Kent Hills project within 180 days of its completion.

The Corporation has entered into a number of long-term gas purchase agreements, transportation and transmission agreements, royalty and right-of-way agreements in the normal course of operations.

Approximate future payments under the fixed price purchase contracts, operating leases, mining agreements, interest on long-term debt, and project commitments are as follows:

	Fixed price gas purchase contracts	Operating leases	Coal supply and mining agreements	Interest on long-term debt[1]	Project commitments	Total

2009	$9	$17	$51	$158	$292	$527
2010	7	19	47	145	74	292
2011	7	19	47	133	4	210
2012	7	19	47	112	–	185
2013	8	18	51	98	–	175
2014 and thereafter	37	73	317	564	–	991

Total	$75	$165	$560	$1,210	$370	$2,380

1
Includes impact of derivatives.

31.  Prior Period Regulatory Decision

In response to a complaint filed by San Diego Gas & Electric Company under Section 206 of the Federal Power Act ("FPA"), the Federal Energy Regulatory Commission ("FERC") established a claim of approximately U.S.$46 million in refunds owing by TransAlta for sales made by it in the organized markets of the California Power Exchange ("PX") and the California Independent System Operator ("ISO") during the Oct. 2, 2000 through June 20, 2001 period (the "Main Refund Transactions"). TransAlta has provided U.S.$46 million to account for refund liabilities relating to Main Refund Transactions. TransAlta filed a cost-of-service-based petition for relief from these refund obligations. FERC rejected TransAlta's relief petition. On Dec. 1, 2006, TransAlta filed for rehearing of FERC's rejection. On Aug. 24, 2007, the U.S. Court of Appeals for the Ninth Circuit granted the appeal. TransAlta has requested a rehearing, however; FERC has yet to make a ruling on such a request and such a decision is not expected in the near future.

During settlement negotiations, the complaintants have sought to obtain refunds for two sets of transactions beyond the Main Refund Transactions. The first set includes sales made by sellers in the PX and ISO markets in the period May 1 to Oct. 1, 2001 (the "Summer Transactions"). The other set includes bilateral transactions between all sellers and a component of the California Department of Water Resources ("CDWR") referred to as CERS (the "CERS Transactions"). FERC has specifically rejected attempts to introduce refunds for the Summer and CERS Transactions. Nonetheless, the California parties have sought rehearing of FERC's refusal and appealed the refusal to the U.S. Court of Appeals for the Ninth Circuit. The Ninth Circuit held that FERC's authorization of market-based rate tariffs in these proceedings complied with the FPA, but that FERC erred in refusing refunds on the grounds that it lacked authority to order refunds for violations of its reporting requirement and remanded the case for further refund proceedings. The court did not itself order any refunds, leaving it to FERC to consider appropriate remedial options.

On March 21, 2008, FERC issued an Order on Remand establishing a refund hearing before an Administrative Law Judge to determine whether any individual public utility seller's violation of FERC's market-based rate quarterly reporting requirement failed to disclose an increased market share sufficient to give it the ability to exercise market power and thus cause its market-based rates to be unjust and unreasonable in California during the 2000-2001 period. The California parties appealed FERC's basis for determining refund liability but the appeal was denied by FERC on October 6, 2008.

TransAlta does not presently believe the California parties will be successful in obtaining refunds alleged for the Summer and CERS transactions. TransAlta has not made any provision for such alleged refunds at this time.

32.  Segment Disclosures

A.   Description of Reportable Segments

The Corporation has two reportable segments as described in Note 1.

Each business segment assumes responsibility for its operating results measured as operating income or loss.

Generation expenses include COD's intersegment charge for energy marketing and financial risk management services in the amount of $30 million (2007 – $27 million, 2006 – $28 million). COD's operating expenses are presented net of these intersegment charges.

The accounting policies of the segments are the same as those described in Note 1. Intersegment transactions are accounted for on a cost-recovery basis that approximates market rates.

102     TransAlta Corporation    Annual Report 2008

B.   Reported Segment Earnings and Segment Assets

I.   Earnings Information

Year ended Dec. 31, 2008	Generation	COD	Corporate	Total

Revenues	$3,005	$105	$–	$3,110
Fuel and purchased power (Notes 1 and 3)	(1,493)	–	–	(1,493)

Gross margin	1,512	105	–	1,617

Operations, maintenance, and administration	487	53	97	637
Depreciation and amortization	409	3	16	428
Taxes, other than income taxes	19	–	–	19
Intersegment cost allocation	30	(30)	–	–

Operating expenses	945	26	113	1,084

Operating income (loss)	$567	$79	$(113)	$533

Foreign exchange loss				(12)
Gain on sale of equipment (Note 16)				5
Net interest expense (Note 21)				(110)
Equity loss (Notes 13 and 27)				(97)

Earnings before non-controlling interests and income taxes				$319

Year ended Dec. 31, 2007	Generation	COD	Corporate	Total

Revenues	$2,720	$55	$–	$2,775
Fuel and purchased power (Notes 1 and 3)	(1,231)	–	–	(1,231)

Gross margin	1,489	55	–	1,544

Operations, maintenance, and administration	447	34	96	577
Depreciation and amortization	391	1	14	406
Taxes, other than income taxes	20	–	–	20
Intersegment cost allocation	27	(27)	–	–

Operating expenses	885	8	110	1,003

Operating income (loss)	$604	$47	$(110)	$541

Foreign exchange gain				3
Gain on sale of equipment (Note 16)				16
Net interest expense (Note 21)				(133)
Equity loss (Note 13)				(50)

Earnings before non-controlling interests and income taxes				$377

Year ended Dec. 31, 2006	Generation	COD	Corporate	Total

Revenues	$2,612	$65	$–	$2,677
Fuel and purchased power (Note 1)	(1,186)	–	–	(1,186)

Gross margin	1,426	65	–	1,491

Operations, maintenance, and administration	458	37	86	581
Depreciation and amortization	397	1	12	410
Taxes, other than income taxes	21	–	–	21
Intersegment cost allocation	28	(28)	–	–

Operating expenses	904	10	98	1,012

Mine closure charges (Note 3)	192	–	–	192
Asset impairment charges (Note 4)	130	–	–	130

Operating income (loss)	$200	$55	$(98)	$157

Foreign exchange loss				(1)
Net interest expense (Note 21)				(168)
Equity loss (Note 13)				(17)

Loss before non-controlling interests and income taxes				$(29)

2008 Notes to the Consolidated Financial Statements     103

II.   Selected Balance Sheet Information

Dec. 31, 2008	Generation	COD	Corporate	Total

Goodwill (Note 17)	$112	$30	$–	$142
Total segment assets	$7,110	$206	$499	$7,815

Dec. 31, 2007

Goodwill (Note 17)	$95	$30	$–	$125
Total segment assets	$5,950	$147	$1,060	$7,157

An increase in foreign exchange rates has resulted in a $17 million change in goodwill. A portion of goodwill is related to CE Gen and is therefore denominated in U.S. dollars. The change in foreign exchange rates related to translation of self-sustaining foreign operations does not affect earnings and the cumulative translation loss is reflected in AOCI.

III.   Selected Cash Flow Information

Year ended Dec. 31, 2008	Generation	COD	Corporate	Total

Capital expenditures	$992	$7	$7	$1,006

Year ended Dec. 31, 2007

Capital expenditures	$577	$5	$17	$599

Year ended Dec. 31, 2006

Capital expenditures	$206	$2	$16	$224

IV.   Depreciation and Amortization Expense Per Statements of Cash Flows

The reconciliation between depreciation expense on the statements of earnings and statements of cash flows is presented below:

Year ended Dec. 31	2008	2007	2006

Depreciation and amortization expense for reportable segments	$428	$406	$410
Depreciation included in fuel, and purchased power	38	30	50
Accretion expense, included in depreciation and amortization expense	(22)	(24)	(22)
Other	7	3	–

Depreciation and amortization expense per statements of cash flows	$451	$415	$438

C.   Geographic Information

I.   Revenues

Year ended Dec. 31	2008	2007	2006

Canada	$1,839	$1,742	$1,761
U.S.	1,165	932	825
Australia	106	101	91

Total revenue	$3,110	$2,775	$2,677

II.   Property, Plant, and Equipment and Goodwill

	Property, Plant, and Equipment (Note 15)		Goodwill (Note 17)

As at Dec. 31	2008	2007	2008	2007

Canada	$4,464	$3,877	$57	$57
U.S.	1,405	1,087	85	68
Australia	152	153	–	–

Total	$6,021	$5,117	$142	$125

33.  Stock-Based Compensation Plans

At Dec. 31, 2008, the Corporation had three types of stock-based compensation plans and an employee share purchase plan.

The Corporation is authorized to grant employees options to purchase up to an aggregate of 13.0 million common shares at prices based on the market price of the shares as determined on the grant date. The Corporation has reserved 13.0 million common shares for issue.

A.   Fixed Stock Option Plans

I.   Canadian Employee Plan

This plan is offered to all full-time and part-time employees in Canada at or below the level of manager. Options granted under this plan may not be exercised until one year after grant and thereafter at an amount not exceeding 25 per cent of the grant per year on a cumulative basis until the fifth year, after which the entire grant may be exercised until the tenth year, which is the expiry date.

104     TransAlta Corporation    Annual Report 2008

II.   U.S. Plan

This plan mirrors the rules of the Canadian plan.

III.   Australian Phantom Plan

This plan came into effect in 2001 and was offered to all full-time and part-time employees in Australia, excluding directors and officers. Options under this plan are not physically granted; rather, employees receive the equivalent value of shares in cash when exercised. Options granted under this plan may not be exercised until one year after grant and thereafter at an amount not exceeding 25 per cent of the grant per year on a cumulative basis until the fifth year, after which the entire grant may be exercised until the tenth year, which is the expiry date.

Summary of the total options outstanding and options exercisable at Dec. 31, 2008 are shown below:

	Options outstanding					Options exercisable

	Number outstanding at Dec. 31, 2008 (millions	)	Weighted average remaining contractual life (years	)	Weighted average exercise price	Number exercisable at Dec. 31, 2008 (millions	)	Weighted average exercise price

Range of exercise prices
$13.32 – 20.55	0.5		5.0		$16.11	0.3		$15.64
$20.56 – 27.80	0.3		2.2		24.41	0.2		24.41
$27.81 – 35.05	0.7		9.1		32.11	–		–
$35.06 – 42.26	0.1		9.1		38.95	–		–

$13.32 – 42.26	1.6		6.8		$27.06	0.5		$19.51

The change in the fixed option plans are outlined below:

Year ended Dec. 31	2008		2007		2006

	Number of share options (millions )	Weighted average exercise price	Number of share options (millions )	Weighted average exercise price	Number of share options (millions )	Weighted average exercise price

Outstanding, beginning of year	1.1	$19.42	2.0	$19.95	2.7	$19.45
Granted	1.0	32.10	–	–	–	–
Exercised	(0.3)	20.52	(0.7)	21.19	(0.6)	17.51
Cancelled or expired	(0.2)	27.96	(0.2)	17.52	(0.1)	20.65

Outstanding, end of year	1.6	$27.06	1.1	19.42	2.0	$19.95

B.   Performance Stock Option Plan

In 1999, the Corporation expanded enrolment in the stock option program to include all Canadian employees of the Corporation, excluding the level of director and above, by issuing stock options with an expiry date of 2009 and vesting dependent upon achieving certain earnings per share targets.

The change in the performance stock option plan is outlined below:

Year ended Dec. 31	2008			2007			2006

	Number of share options (millions	)	Weighted average exercise price	Number of share options (millions	)	Weighted average exercise price	Number of share options (millions	)	Weighted average exercise price

Outstanding, beginning of year	0.1		$22.71	0.2		$22.73	0.2		$22.62
Exercised	–		22.92	(0.1)		22.75	–		21.99
Cancelled or expired	–		23.05	–		–	–		23.05

Outstanding, end of year	0.1		$22.55	0.1		$22.71	0.2		$22.73

No options were issued in 2008 (2007 – nil, 2006 – nil).

At Dec. 31, 2008, the Corporation had 3,000 options under this plan with an exercise price of $14.15 and a weighted average remaining contractual life of one year and 49,875 options with an exercise price of $23.05 and a weighted average remaining contractual life of 0.1 years outstanding. At Dec. 31, 2008, all outstanding options had vested.

C.   Performance Share Ownership Plan ("PSOP")

Under the terms of the PSOP, which commenced in 1997, the Corporation was authorized to grant to employees and directors up to an aggregate of 2.0 million common shares. The number of common shares that could be issued under both the PSOP and the share option plans, however, could not exceed 6.0 million common shares. Participants in the PSOP receive grants which, after three years, make them eligible to receive a set number of common shares or cash equivalent up to the maximum of the grant amount plus any accrued dividends thereon. The actual number of common shares or cash equivalent a participant may receive is determined by the percentile ranking of the total shareholder return over three years of the Corporation's common shares amongst the companies comprising the S&P/TSX Composite Index. Expense related to this plan is recorded during the period earned, with corresponding payable recorded in liabilities.

On Dec. 31, 2001, the plan was modified so that after three years, once the PSOP eligibility has been determined, 50 per cent of the shares may be released to the participant, while the remaining 50 per cent will be held in trust for one additional year. In addition, the number of common

2008 Notes to the Consolidated Financial Statements     105

shares the Corporation is authorized to grant under the terms of the PSOP was increased to 4.0 million common shares and the maximum number of common shares that may be issued under both the PSOP and share option plans was increased to 13.0 million common shares.

Year ended Dec. 31	2008	2007	2006

Number of awards outstanding, beginning of year (in millions)	1.0	1.2	1.1
Granted	0.2	0.4	0.6
Awarded	(0.2)	(0.1)	(0.1)
Cancelled or expired	(0.1)	(0.5)	(0.4)

Number of awards outstanding, end of year	0.9	1.0	1.2

In 2008, PSOP compensation expense was $5 million after-tax (2007 – $7 million after-tax, 2006 – $4 million after-tax), which is included in OM&A expense in the statements of earnings. In 2008, 221,855 common shares were issued at $24.30 per share. In 2007, 103,896 common shares were issued at $33.35 per share. In 2006, 137,039 common shares were issued at $25.41 per share.

D.   Employee Share Purchase Plan

Under the terms of the employee share purchase plan, the Corporation will extend an interest-free loan (up to 30 per cent of an employee's base salary) to employees below executive level and allow for payroll deductions over a three-year period to repay the loan. Executives are no longer eligible for this program in accordance with the Sarbanes-Oxley legislation. The Corporation will purchase these common shares on the open market on behalf of employees at prices based on the market price of the shares as determined on the date of purchase. Employee sales of these shares are handled in the same manner. At Dec. 31, 2008, accounts receivable from employees under the plan totalled $3 million (2007 – $0.3 million).

E.   Stock-Based Compensation

At Dec. 31, 2008, the Corporation had 1.7 million outstanding employee stock options (2007 – 1.2 million).

The Corporation uses the fair value method of accounting for awards granted under its fixed stock option plans and its performance stock option plan. On Feb. 1, 2008, 1.0 million stock options were granted at a strike price of $31.97, being the last sale price of board lots of the shares on the TSX the day prior to the day the options were granted for Canadian employees, and U.S.$31.83, being the closing sale price on the New York Stock Exchange on the same date for U.S. employees. These options will vest in equal installments over four years starting Feb. 1, 2009 and expire after 10 years. The estimated fair value of these options granted was determined using the Black-Scholes option-pricing model and the following assumptions, resulting in a fair value of $6.31 per option:

Risk-free interest rate (%)	3.6
Expected life of the options (years)	7
Dividend rate (%)	3.4
Volatility in the price of the corporation's shares (%)	23.2

The estimated fair value of these options granted in 2005 was determined using the binomial model and the following assumptions, resulting in a fair value of $6.84 per option:

Risk-free interest rate (%)	4.3
Expected life of the options (years)	10
Dividend rate (%)	5.6
Volatility in the price of the corporation's shares (%)	47.0

The estimated fair value of these options granted in 2002 and prior was determined using the binomial model and the following assumptions, resulting in a weighted average fair value of $4.25 per option:

Risk-free interest rate (%)	5.9
Expected hold period to exercise (years)	7
Volatility in the price of the corporation's shares (%)	28.3

34.  Employee Future Benefits

A.   Description

The Corporation has registered pension plans in Canada and the U.S. covering substantially all employees of the Corporation in these countries and specific named employees working internationally. These plans have defined benefit and defined contribution options, and in Canada there is an additional supplemental defined benefit plan for certain employees whose annual earnings exceed the Canadian income tax limit. The defined benefit option of the registered pension plans has been closed for new employees for all periods presented.

The latest actuarial valuations for accounting purposes of the registered and supplemental pension plans were as at Dec. 31, 2008. The measurement date used to determine plan assets and accrued benefit obligation was Dec. 31, 2008. The last actuarial valuation for funding purposes of the registered plan was Dec. 31, 2007, and the effective date of the next required valuation for funding purposes is Dec. 31, 2010. The supplemental pension plan is solely the obligation of the Corporation. The Corporation is not obligated to fund the supplemental plan but is obligated to pay benefits under the terms of the plan as they come due. The Corporation has posted a letter of credit in the amount of $52 million to secure the obligations under the supplemental plan.

The Corporation provides other health and dental benefits to the age of 65 for both disabled members (other post-employment benefits) and retired members (other post-retirement benefits). The latest actuarial valuation of these other plans was as at Dec. 31, 2007. The measurement date used to determine the accrued benefit obligation was also Dec. 31, 2007.

106     TransAlta Corporation    Annual Report 2008

B.   Costs Recognized

Year ended Dec. 31, 2008	Registered	Supplemental	Other	Total

Current service cost	$3	$1	$1	$5
Interest cost	20	3	1	24
Actual return on plan assets	55	–	–	55
Actuarial gain	(49)	(5)	(4)	(58)
Difference between expected return and actual return on plan assets	(79)	–	–	(79)
Difference between amortized and actuarial loss on accrued benefit obligation for year	50	6	5	61
Past service costs	–	2	–	2
Difference between amortized and actual plan amendments of past service costs for the year	–	(2)	–	(2)
Amortization of net transition (asset) obligation	(9)	–	–	(9)

Defined benefit (income) expense	(9)	5	3	(1)
Defined contribution option expense of registered pension plan	17	–	–	17

Net expense	$8	$5	$3	$16

Year ended Dec. 31, 2007	Registered	Supplemental	Other	Total

Current service cost	$4	$2	$1	$7
Interest cost	19	2	2	23
Actual return on plan assets	(10)	–	–	(10)
Actuarial (gain) loss	(15)	6	(2)	(11)
Difference between expected return and actual return on plan assets	(15)	–	–	(15)
Difference between amortized and actuarial loss (gain) on accrued benefit obligation for year	16	(4)	2	14
Amortization of net transition (asset) obligation	(9)	–	–	(9)

Defined benefit (income) expense	(10)	6	3	(1)
Defined contribution option expense of registered pension plan	15	–	–	15

Net expense	$5	$6	$3	$14

Year ended Dec. 31, 2006	Registered	Supplemental	Other	Total

Current service cost	$4	$1	$2	$7
Interest cost	20	2	1	23
Actual return on plan assets	(35)	–	–	(35)
Actuarial (gain) loss	(1)	1	–	–
Difference between expected return and actual return on plan assets	10	–	–	10
Difference between amortized and actuarial loss on accrued benefit obligation for year	4	–	–	4
Centralia coal mine closure charges	1	–	–	1
Amortization of net transition (asset) obligation	(9)	–	–	(9)

Defined benefit (income) expense	(6)	4	3	1
Defined contribution option expense of registered pension plan	17	–	–	17

Net expense	$11	$4	$3	$18

In 2008, 2007, and 2006, the entire net expense is related to continuing operations.

C.   Status of Plans

Year ended Dec. 31, 2008	Registered	Supplemental	Other

Fair value of plan assets	$279	$3	$–
Accrued benefit obligation	324	47	20

Funded status – plan deficit	(45)	(44)	(20)
Amounts not yet recognized in financial statements:
Unrecognized past service costs	–	1	3
Unamortized transition (asset) obligation	(18)	1	–
Unamortized net actuarial gains	72	9	–

Total recognized in financial statements:
Accrued benefit asset (liability)	$9	$(33)	$(17)

Amortization period in years (EARSL)/(EARL) (Note 2)	15	13	15

2008 Notes to the Consolidated Financial Statements     107

Year ended Dec. 31, 2007	Registered	Supplemental	Other

Fair value of plan assets	$356	$2	$–
Accrued benefit obligation	373	49	23

Funded status – plan deficit	(17)	(47)	(23)
Amounts not yet recognized in financial statements:
Unrecognized past service costs	1	(1)	3
Unamortized transition (asset) obligation	(28)	2	–
Unamortized net actuarial gains	42	15	4

Total recognized in financial statements:
Accrued benefit liability	$(2)	$(31)	$(16)

Amortization period in years (EARSL)	7	6	14

The current portion of the accrued benefit liability is included in accounts payable and accrued liabilities on the consolidated balance sheets. The long-term portion is included in deferred credits and other long-term liabilities.

Year ended Dec. 31, 2008	Registered	Supplemental	Other

Accrued current liabilities	$–	$–	$1
Other long-term (assets) liabilities	(9)	33	16

Accrued benefit liability	$(9)	$33	$17

Year ended Dec. 31, 2007	Registered	Supplemental	Other

Accrued current liabilities	$–	$–	$1
Other long-term liabilities	2	31	15

Accrued benefit liability	$2	$31	$16

D.   Contributions

Expected cash flows are as follows:

	Registered	Supplemental	Other	Total

Employer contributions
2009 (expected)	$9	$3	$2	$14
Expected benefit payments
2009	26	2	2	30
2010	26	3	2	31
2011	27	3	2	32
2012	27	3	2	32
2013	28	3	2	33
2014-2018	142	18	10	170

E.   Plan Assets

	Registered	Supplemental	Other

Fair value of plan assets at Dec. 31, 2006	$374	$2	$–
Contributions	1	4	2
Benefits paid	(29)	(4)	(2)
Effect of translation on U.S. plans	–	–	–
Actual return on plan assets[1]	10	–	–

Fair value of plan assets at Dec. 31, 2007	$356	$2	$–
Contributions	3	4	2
Benefits paid	(27)	(3)	(2)
Effect of translation on U.S. plans	2	–	–
Actual return on plan assets[1]	(55)	–	–

Fair value of plan assets at Dec. 31, 2008	$279	$3	$–

1
Net of expenses.

The Corporation's investment policy is to seek a consistently high investment return over time while maintaining an acceptable level of risk to satisfy the benefit obligations of the pension plans. The goal is to maintain a long-term rate of return on the fund that at least equals the growth of liabilities, currently seven per cent. The pension fund may be invested in publicly traded common or preferred equity shares, rights or warrants, convertible debentures or preferred securities, bonds, debentures, mortgages, notes or other debt instruments of government agencies or corporations, private company securities, guaranteed investment contracts, term deposits, cash or money market securities, and mutual or pooled funds eligible for pension fund investment. The target allocation percentages are 60 per cent equity and 40 per cent fixed income. Cash and money market instruments may be held from time-to-time as short-term investment decisions or as defensive reserves within the portfolios of each asset class. The fund may invest in derivatives for the purpose of hedging the portfolio or altering the desired mix of the fund. Derivative transactions that leverage the fund in any way are not permitted without the specific approval of the Corporation's pension committee.

108     TransAlta Corporation    Annual Report 2008

The allocation of plan assets by major asset category at Dec. 31, 2008 and 2007 is as follows:

Year ended Dec. 31, 2008	Registered	Supplemental

Equity securities	51%	–
Debt securities	48%	–
Cash equivalents	1%	100%

Total	100%	100%

Year ended Dec. 31, 2007	Registered	Supplemental

Equity securities	58%	–
Debt securities	41%	–
Cash equivalents	1%	100%

Total	100%	100%

Plan assets include common shares of the Corporation having a fair value of $0.4 million at Dec. 31, 2008 (2007 – $1 million). The Corporation charged the registered plan $0.1 million for administrative services provided for the year ended Dec. 31, 2008 (2007 – $0.1 million).

F.   Reconciliation of Accrued Benefit Obligation

	Registered	Supplemental	Other

Accrued benefit obligation as at Dec. 31, 2006	$399	$44	$24
Current service cost	4	2	1
Interest cost	19	2	2
Benefits paid	(29)	(4)	(2)
Effect of translation on U.S. plans	(1)	–	–
Actuarial (gain) loss	(19)	5	(2)

Accrued benefit obligation as at Dec. 31, 2007	$373	$49	$23
Current service cost	3	1	1
Past service cost	–	2	–
Interest cost	20	3	1
Benefits paid	(27)	(3)	(2)
Effect of translation on U.S. plans	4	–	1
Actuarial gain	(49)	(5)	(4)

Accrued benefit obligation as at Dec. 31, 2008	$324	$47	$20

G.   Assumptions

The significant actuarial assumptions adopted in measuring the Corporation's accrued benefit obligation was as follows:

Year ended Dec. 31, 2008	Registered	Supplemental	Other

Accrued benefit obligation at Dec. 31
Discount rate (%)	7.2	7.3	7.1
Rate of compensation increase (%)	3.2	3.3	–
Benefit cost for year ended Dec. 31
Discount rate (%)	5.5	5.5	5.7
Rate of compensation increase (%)	3.7	3.8	–
Expected rate of return on plan assets (%)	7.1	–	–
Assumed health care cost trend rate at Dec. 31
Health care cost escalation (%)	–	–	9.0-10.5	[1]
Dental care cost escalation (%)	–	–	4.0
Provincial health care premium escalation (%)	–	–	2.5

1
Decreasing gradually to 5 per cent by 2018 for Canadian plans and by 2017-2020 for U.S. plans and remaining at that level thereafter.

Year ended Dec. 31, 2007	Registered	Supplemental	Other

Accrued benefit obligation at Dec. 31
Discount rate (%)	5.5	5.5	5.7
Rate of compensation increase (%)	3.7	3.8	–
Benefit cost for year ended Dec. 31
Discount rate (%)	5.0	5.0	5.3
Rate of compensation increase (%)	3.8	3.8	–
Expected rate of return on plan assets (%)	7.1	–	–
Assumed health care cost trend rate at Dec. 31
Health care cost escalation (%)	–	–	9.0-10.0	[1]
Dental care cost escalation (%)	–	–	4.0
Provincial health care premium escalation (%)	–	–	2.5

1
Decreasing gradually to 5 per cent by 2015 for Canadian plans and by 2012 for U.S. plans and remaining at that level thereafter.

The expected long-term rate of return on plan assets is based on past performance and economic forecasts for the types of investments held by the plan.

2008 Notes to the Consolidated Financial Statements     109

35.  Joint Ventures

Joint ventures at Dec. 31, 2008 included the following:

Joint venture		Description

Sheerness joint venture	50%	Coal-fired plant in Alberta, of which TA Cogen has a 50 per cent interest, and is operated by Canadian Utilities
Meridian joint venture	50%	Cogeneration plant in Alberta, of which TA Cogen has a 50 per cent interest, and is operated by TransAlta
Fort Saskatchewan joint venture	60%	Cogeneration plant in Alberta, of which TA Cogen has a 60 per cent interest, and is operated by TransAlta
McBride Lake joint venture	50%	Wind generation facilities in Alberta, operated by TransAlta
Goldfields Power joint venture	50%	Gas-fired plant in Australia, operated by TransAlta
CE Generation LLC	50%	Geothermal and gas plants in the United States, operated by CE Gen affiliates
Genesee 3	50%	Coal-fired plant in Alberta, operated by EPCOR Utilities Inc.
Wailuku	50%	A run-of-river generation facility in Hawaii, operated by MidAmerican
Keephills 3	50%	Coal-fired plant under construction in Alberta. The plant is being developed jointly with EPCOR Utilities Inc.

Summarized information on the results of operations, financial position and cash flows relating to the Corporation's pro-rata interests in its jointly controlled corporations was as follows:

	2008	2007	2006

Results of operations
Revenues	$619	$609	$611
Expenses	(494)	(454)	(457)
Non-controlling interests	(55)	(44)	(42)

Proportionate share of net earnings	$70	$111	$112

Cash flows
Cash flow from operations	$273	$112	$115
Cash flow used in investing activities	(376)	(147)	(44)
Cash flow from (used in) financing activities	30	(93)	(52)

Proportionate share of (decrease)/increase in cash and cash equivalents	$(73)	$(128)	$19

Financial position
Current assets	$166	$91	$147
Long-term assets	2,144	1,924	1,850
Current liabilities	(202)	(144)	(117)
Long-term liabilities	(503)	(390)	(503)
Non-controlling interests	(351)	(373)	(394)

Proportionate share of net assets	$1,254	$1,108	$983

110     TransAlta Corporation    Annual Report 2008

36.  Subsequent Events

Sundance Unit 4 Derate

On Feb. 10, 2009, TransAlta reported the first quarter financial impact of an extended derate at Unit 4 of the Sundance thermal plant ("Unit 4"). The facility experienced an unplanned outage in December 2008 related to the failure of an induced draft ("ID") fan. At that time, Unit 4, which has a capacity of 406 MW, had been derated to approximately 205 MW. The repair of the ID fan components by the original equipment manufacturer took longer than planned, and therefore, Unit 4 did not return to full service until Feb. 23, 2009. As a result of the extended derate, first quarter production was reduced by 328 GWh and net income declined by $17 million.

TransAlta has given notice of a High Impact Low Probability Event to the PPA Buyer and the Balancing Pool, which if successful, will protect the Corporation from the financial loss and related penalties. The available penalties that TransAlta expects to recover in net income are anticipated to be $14 million.

Keephills Units 1 and 2 Uprates

On Jan. 29, 2009, TransAlta announced a 46 MW (23 MW per unit) efficiency uprate at Unit 1 and Unit 2 of its Keephills facility. The total capital cost of the project is estimated at $68 million with commercial operations expected to commence by the end of 2011 and 2012, respectively.

Dividend Increase

On Jan. 28, 2009, TransAlta's Board of Directors declared a quarterly dividend of $0.29 per share on common shares, an increase of $0.02 per share, which on an annual basis will yield $1.16 per share versus $1.08.

Carbon Capture and Storage

On Jan. 27, 2009, the Government of Canada announced in the 2009 federal budget an additional $850 million of funding that has been earmarked to support the development of carbon capture and storage technologies. The impact of this announcement on the Corporation cannot be reasonably determined at this time because specific information regarding the use, distribution timelines, and recipients of the funding have not been clarified by the government.

2008 Notes to the Consolidated Financial Statements     111

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Consolidated Statements of Earnings and Retained Earnings
Consolidated Statements of Comprehensive Income
Notes to the Consolidated Financial Statements